EXHIBIT 99

Environmental

2003

Sustainability

Report

Social

Economic

CEO Statement

Performance rather than talk is Alcoa’s way of demonstrating progress toward a sustainable future. Through our 2020 strategic framework, we have established clear targets to support our vision of becoming the best company in the world. In this report, we offer you a collection of data and information that measures our progress.

This is Alcoa’s second Sustainability Report, the latest offering in a long tradition of reporting. This year, for the first time, we are releasing it simultaneously with our 2003 Annual Report to offer you a comprehensive view of the company. We are also fully integrating the Sustainability Report within alcoa.com and its associated regional and location websites.

We hope these improvements allow a broader and timelier exploration of our global performance than can be accomplished purely between the covers of a printed report. In response to input from external stakeholders, we have improved the usability of the Sustainability Report with, for example, the inclusion of an index based on Global Reporting Initiative (GRI) indicators. We hope that index makes it easier to compare our performance with other organizations using the GRI reporting guidelines.

Read in its entirety, the information presented on alcoa.com shows strong progress in all our economic, environmental, and social activities. The following highlights serve to illustrate that:

•	Our total shareowner return for 2003 was more than 71%, meaning US$100 invested (with dividends reinvested) at the beginning of the year would be worth more than US$171 as of December 31, 2003. In comparison, the Dow Jones Industrial Average, of which we are a component, returned approximately 28% during the same period.

•	Since we published our strategic environmental targets in 2000, we’ve reduced water use by 16%, landfilled waste by 44%, and greenhouse gas emissions by 25% (from 1990). Our rapid integration process will ensure that we see similar progress in the waste streams that come to us through our acquisitions.

Strategic Environmental Targets

(percent reduction since 2000)

1Reduction from 1990.

•	In 2003, we had the best lost workday and total recordable injury rates in the company’s history. Our lost workday rate improved to 0.12 from 0.15 the previous year, and our total recordable rate was 1.66, down from 2.22 in 2002. More than 99.8% of our 120,000 employees worked through 2003 without incurring a lost workday injury. Regrettably, despite this improvement, we experienced four fatalities. That is why we are increasing our emphasis on identifying difficult-to-predict, low-probability events that have potential for catastrophic consequences — and why we are analyzing the causes of human error and how to prevent them.

•	As we went to press with this report, we were again named one of Fortune Magazine’s “Most Admired Companies.” We also ranked second in terms of social responsibility among all companies in all industries. In addition, we were the number one company in the metals category.

Lost Workdays

In addition to the data in our reporting, we are playing an active role in international efforts on sustainable development. We are helping lead the Aluminum Sustainable Development Initiative of the International Aluminum Institute, and we have committed to report against the Sustainable Development Principles developed by the International Council on Mining and Metals.

From all this, I trust you can see that Alcoa considers sustainability reporting an important tool for providing meaningful information to our many stakeholders. But it is just that; a tool to assess our performance. What really counts is how we are doing on the ground. As this commitment to reporting is shared with customers, suppliers, shareholders, employees, and representatives of communities where we have a presence worldwide, I hope it will be used to help identify areas where we can collaborate even more productively in pursuit of a sustainable future.

I invite you to submit your comments about this report through our dedicated e-mail address — sustainability@alcoa.com — or via our online survey.

Alain J. P. Belda Chairman and Chief Executive Officer

Table of Contents

Vision and Strategy	3

Organizational and Report Profile	6
Organizational Profile	6
Report Scope	6
Report Profile	7

Governance Structure and Management Systems	8
Structure and Governance	8
Stakeholder Engagement	14
Overarching Policies and Management Systems	14

Environmental Performance Indicators	16
Material Use	16
Energy	17
Water	19
Biodiversity	19
Emissions, Effluents, and Waste	21
Products and Services	25
Environment, Health, and Safety Compliance	26
Capital Expenditures	27

Social Performance Indicators	28
Work Environment	28
Health and Safety	30
Human Rights	34
Society	35
Product Responsibility	41

Economic Performance Indicators	42
Long-term Shareholder Value	42
Customers	47
Supplier Relationships	49
Public Commitment	49

Awards and Recognition	50
Internal Awards and Recognition	50
External Awards and Recognition	53

Case Studies	57

GRI Content Index	58

Forward-looking Statement

Certain statements in this report relate to future events and expectations and as such constitute forward-looking statements. Forward-looking statements also include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “hopes,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products, or material adverse changes in the markets served by Alcoa; the company’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs or other factors; changes in laws or governmental regulations or policies in the countries in which Alcoa operates, including those affecting environmental, health or safety compliance; relationships with and financial and operating conditions of customers and suppliers; and the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2003 and other SEC reports.

Reporting Framework

As yet, there are no Generally Accepted Accounting Principles for reporting social and environmental performance. We continue to use the reporting framework emerging from the voluntary Global Reporting Initiative as well as criteria established by other organizations to guide the structure of this report.

Vision and Strategy

Sustainable Development

Alcoa concurs with the definition of sustainability first published within the World Commission on Environment and Development’s 1987 Brundtland Report, also known as Our Common Future. This report defined sustainable development as “development that meets the needs of the present without compromising the ability of future generations to meet their own needs.”1

At Alcoa, sustainability is defined as using our Values to build financial success, environmental excellence, and social responsibility through partnerships in order to deliver net long-term benefits to our shareowners, employees, customers, suppliers, and the communities in which we operate.

Our commitment to sustainability has a long history and is evident everyday — from the way we live our Values to the following strategic framework for sustainability supported by measurable objectives for guiding our operations.

•	Supporting the growth of customer businesses.

•	Standing among the industrial companies in the first quintile of return on capital among Standard & Poor’s Industrials Index.

•	Elimination of all injuries and work-related illnesses and the elimination of waste.

•	Integration of environment, health, and safety with manufacturing.

•	Products designed for the environment.

•	Environment, Health, and Safety as a core Value.

•	An incident-free workplace (an incident is any unpredicted event with capacity to harm human health, the environment, or physical property).

•	Increased transparency and closer collaboration in community-based environmental, health, and safety initiatives

[1]	World Commission on Environment and Development, April 1987, Oxford University Press, Introduction — pp 22-23 IV.

School children help plant Alcoa’s first seedlings in Iceland.

Ten Million Trees

When Alcoa’s Chairman and CEO Alain Belda planted a seedling on June 5, 2003, in Poços de Caldas, Brazil, Alcoa employees had, in five years, fulfilled a goal to plant one million trees around the world within 10 years. That achievement triggered the beginning of another ambitious initiative: to plant 10 million trees by 2020.

The Ten Million Trees program counts and recognizes the trees personally planted by Alcoa employees, contractors, suppliers, and their families worldwide. These trees are planted in addition to those used in revegetation programs that Alcoa routinely undertakes as part of its mine rehabilitation programs.

Each participating Alcoa location purchases trees for the Ten Million Trees program from a supplier of its choice, and the location’s employees select the types of trees used to match local conditions and purposes.

Under this program, employees are encouraged to plant their trees on the Alcoa property where they work to help emphasize the progress toward sustainability of Alcoa operations and to enhance the environment around the company’s facilities. Integrated into facility land management plans, the trees provide shade, offer habitat for wildlife, reduce stormwater runoff, enhance the aesthetics of the facilities, and absorb carbon dioxide from the atmosphere.

Trees can also be planted at home, in parks (with appropriate permission), or at other places that are of special significance for individuals or communities. Many Alcoa locations routinely use a tree-planting ceremony as a way to welcome and recognize prominent visitors to the facilities, providing a permanent memorial to honor those visitors.

A tree census is conducted each December, and locations report on the number of trees planted during the year as part of the program. Updates on various plantings around the world are available on alcoa.com.

Vision and Values

At Alcoa, our vision is to be the best company in the world — in the eyes of our customers, shareholders, communities, and people. We expect and demand the best we have to offer by always keeping Alcoa’s Values top of mind.

Integrity

Alcoa’s foundation is our integrity. We are open, honest, and trustworthy in dealing with customers, suppliers, coworkers, shareholders, and the communities where we have an impact.

Environment, Health and Safety

We work safely in a manner that protects and promotes the health and well-being of the individual and the environment.

Customer

We support our customers’ success by creating exceptional value through innovative product and service solutions.

Excellence

We relentlessly pursue excellence in everything we do, every day.

People

We work in an inclusive environment that embraces change, new ideas, respect for the individual, and equal opportunity to succeed.

Profitability

We earn sustainable financial results that enable profitable growth and superior shareholder value.

Accountability

We are accountable — individually and in teams — for our behaviors, actions, and results.

We live our Values and measure our success by the success of our customers, shareholders, communities, and people.

Principles

Integrity

•	We live our Values everywhere, all of the time.

•	We demonstrate integrity in our behavior and actions.

•	We keep our promises.

•	We have the confidence and courage to ask for help.

•	We expect integrity from every Alcoan and do not tolerate unethical behavior.

•	We avoid conflicts of interest but will declare situations where they may occur.

•	We expect integrity from our customers, suppliers, and others who do business with us.

•	We communicate openly with individuals and communities on issues that affect them.

Environment, Health and Safety1

•	We value human life above all else and manage risks accordingly.

•	We relentlessly pursue and continually improve EHS systems and processes to achieve an EHS incident-free workplace.

•	We do not compromise our EHS Value for profit or production.

•	We comply with all laws and set higher standards for ourselves and our suppliers where unacceptable risks are identified.

•	We support pollution prevention and sustainable development, by incorporating social responsibility, economic success and environmental excellence into our decision making process.

•	We measure and assess our performance and are open and transparent in our communications.

•	We supply and use safe and reliable products and services.

•	We use our EHS knowledge to enhance the safety and well-being of our communities.

•	We are all accountable for conforming with and deploying our EHS Value and Principles.

[1]	In 2003, we updated the Principles underlying Alcoa’s EHS Value to more clearly spell out Alcoa’s commitment to continual improvement and pollution prevention.

Customer

•	We deeply understand our customers needs and consistently meet or exceed them through ABS.

•	We build strong long-term customer relationships at all levels.

•	We cross organizational and geographic boundaries to seam-lessly serve customers.

•	We are the leader in our chosen market segments.

•	We develop innovative product, service, and information solutions.

•	We develop and nurture clear Alcoa and product brand identities.

•	We develop and maintain a strong commercial organizational capability.

Excellence

•	We continuously set goals beyond the best.

•	We demand, recognize, and reward excellence.

•	We achieve system excellence through application of the rules of our system and by rapidly implementing best practices.

•	We eliminate waste by rapidly solving problems at their source.

•	We move practical and theoretical limits through innovation.

•	We have rapid change as a mindset.

•	We are committed to excellence by living our Values.

•	We empower our people through a diverse learning organization to capture the best from everyone.

People

•	We treat each other with dignity and respect at all times.

•	We seek to understand each others ideas and suggestions.

•	We value diversity and our individual differences.

•	We create and seize opportunities for growth and development.

•	We seek and accelerate change.

•	We continuously re-design our work to eliminate waste and improve the value of our work.

•	We provide appreciative and constructive feedback to each other to improve our individual and team performance.

•	We create the appropriate balance in our work and family lives.

•	We create value in the community in which we live and work, through our presence and leadership.

Profitability

•	We all understand how our job contributes to profitability.

•	We eliminate waste every day, reducing our costs and capital requirements.

•	We earn our right to grow by achieving returns that exceed our cost of capital.

•	We aggressively pursue organic growth by creating exceptional value for customers.

•	We make strategic acquisitions and integrate them excellently.

•	We openly and effectively communicate our financial results internally and externally.

•	We do not make money at the expense of our Values.

Accountability

•	We first recognize our role and responsibilities, then take ownership, and accept the consequences of our actions.

•	We act with a sense of ownership in our workplace.

•	We encourage an environment of risk taking within the context of accountability.

•	We solve the problems in our area of responsibility and drive continuous improvement of our work.

•	We do what we say we will do.

•	We communicate openly as positive team members to increase the performance of our teams.

•	We recognize the impact that our own actions have in all outcomes.

•	We recognize individual and team accomplishments and successes.

Profile

ORGANIZATIONAL PROFILE

Reporting Organization

Alcoa Inc.

Products and Services

In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® aluminum foil, Alcoa® wheels, and Baco® household wraps. Among our other businesses are vinyl siding, closures, precision castings, and electrical distribution systems for cars and trucks.

Number of Locations

Countries with Alcoa Operations

As of the end of 2003, Alcoa operated in 41 countries. A complete current list is available on alcoa.com.

Nature of Ownership

Formed in 1888 under the laws of the Commonwealth of Pennsylvania, Alcoa Inc. is a publicly listed company on the New York Stock Exchange (NYSE ticker symbol: AA).

Markets Served

Alcoa serves customers in the aerospace, alumina, aluminum, automotive, commercial transportation, building and construction, industrial products, and packaging and consumer markets.

Key Statistics (As of December 31)

	Employees	Sales*	Debt*	Equity*	Assets*
2002	127,000	20,351	8,488	9,927	29,810
2003	120,000	21,504	7,271	12,075	31,711

*Millions	of US dollars

Please see endnote on page 49 for an explanation on data changes from 2002 reporting.

Ten-year historical data can be found in Annual Report.

REPORT SCOPE

Contact Person

Anita Roper

Director — Sustainability

If you would like to write to us about this sustainability report, please send an e-mail to sustainability@alcoa.com. To provide anonymous feedback, please complete our online survey at http://www.surveymonkey.com/s.asp?u=8114403192.

Reporting Period

January 1 through December 31, 2003. This is Alcoa’s second sustainability report in this format, but we have been reporting publicly on our global EHS performance for 11 years and community involvement for four years.

Generally, we have provided four years of data for each performance indicator. Beginning with our 2004 report, we will provide and maintain up to five years of data when available.

Boundaries of Report

Data contained in this report are for Alcoa’s global operations unless otherwise noted as regional.

Alcoa Metrics System

Alcoa’s metrics system is the source of much of the data in this report.

In 1988, Alcoa initiated a process to collect and display current detailed information on safety in a way that would be available to all employees. We built a system that allows every location to enter data electronically through interactive computer displays, and we use the information as a tool for developing action plans, corrective actions, goal setting, and progress measurement.

We have expanded the original data system to include incident management, and we now use the system for all environmental, health, and safety data collection and analysis, incident management, and reporting. At any time, we can use the system to determine current safety statistics, including accidents or near misses that occur anywhere in the world on a particular day. We can also view detailed reports on incidents, evaluate the corrective action plans or status of a corrective action, and evaluate our progress toward our goals in environment, health, and safety. The system is an excellent management tool that has helped us facilitate our rapid progress in these areas.

As part of our commitment to openness and transparency, we began publishing real-time safety data publicly on alcoa.com in 2003 to provide timely insight into our performance on this critical measure.

We continue to work on determining what regional or global metrics are required to guide us toward the achievement of sustainability, particularly in the more complex and difficult-to-measure social aspects of our operations.

Basis for Reporting on Joint Ventures, Partially Owned Subsidiaries, Etc.

Data in this report are drawn from those operations where Alcoa has majority interest and/or management control.

REPORT PROFILE

This second sustainability report continues our evolution toward an integrated report highlighting economic, social, and environmental aspects of our operations. With its emphasis on online presentation, this report also represents our commitment to use modern technology to rapidly increase the availability and timeliness of the report.

In preparing this report, we initiated direct consultation with a number of interested stakeholder groups and distributed an online survey via CSRwire to more than 4,500 organizations that are in contact with potential readers who have a stated interest in corporate social responsibility. Thirty-seven people responded to the online survey.

On the basis of inputs from this consultative process, we have retained the basic structure of our 2002 Sustainability Report with performance data supported by illustrative case studies. Case studies are presented here as summaries, which are generally drawn from more detailed and localized progress reports that are published and updated on alcoa.com. Links within the summarized case studies lead directly to those expanded versions when they are available.

This year, we have introduced an index to help interested readers compare the information contained in our report with the Global Reporting Initiative guidelines. We also draw upon criteria from other organizations to frame our sustainability reporting.

Throughout this report, we have selected data that we believe contribute to meaningful insight into Alcoa operations worldwide. We also selected data on the basis that systems for collecting and collating that data already exist or that we can make a reasonable estimate.

We also offer readers opportunities to look beyond the boundaries of this corporate sustainability report by reviewing these additional publications found on alcoa.com.

Alcoa Annual Report

Publication of the Alcoa 2003 Sustainability Report has been synchronized with publication of the Alcoa 2003 Annual Report.

Regional Sustainability Reports

Three regional sustainability reports were published in 2002. These are effectively regional chapters that add depth and breadth to the corporate report and web pages.

Alcoa in Australia

Alcoa in Canada

Alcoa Latin America

Location Reports

Within each region, a number of operating locations published 2002 community reports that brought localized insight into our operations.

Warrick, Indiana (USA)

Massena, New York (USA)

Tennessee Operations (USA)

Rockdale, Texas (USA)

Atlanta, Georgia (USA)*

Chicago, Illinois (USA)*

Danville, Illinois (USA)*

Davenport, Iowa (USA)*

Dallas, Texas (USA)*

Hutchinson, Kansas (USA)*

Detroit, Michigan (USA)*

Irvine, California (USA)*

Los Angeles, California (USA)*

Lancaster, Pennsylvania (USA)*

Philadelphia, Pennsylvania (USA)*

San Antonio, Texas (USA)*

Seattle, Washington (USA)*

Texarkana, Texas (USA)*

*A	single report published for communities with Alcoa Mill Products locations.

Alcoa News Briefs

These news items cover activities from Alcoa operations worldwide and can be found in Alcoa’s 2003 Annual Report.

Criteria/Definitions

Please refer to the Alcoa 2003 Annual Report for details on our financial accounting policies.

Internal Report Assurance

Alcoa management is responsible for the integrity of the data published in this report. The company maintains a system of internal controls, including accounting controls and a strong program of internal and external auditing. The system of controls provides for appropriate procedures that are consistent with high standards of accounting and administration. This report has been prepared within the framework of those standards.

Independent Report Assurance

In considering independent verification of this report, we have consulted with a number of interested stakeholders and determined that, at this stage, no single source of verification will necessarily satisfy every individual stakeholder group. Alcoa remains committed to the principle of a credible and meaningful verification process, and we will continue to explore this issue and report on progress.

Information Requests

Please visit alcoa.com for additional information about Alcoa’s economic, environmental, and social performance.

Governance Structure and Management Systems

STRUCTURE AND GOVERNANCE

Alcoa endorses The Business Roundtable Principles of Corporate Governance, which is a comprehensive statement of responsible corporate governance principles dated May 2002. These principles and the NYSE Listing Standards provide the foundation on which our Corporate Governance Guidelines and our board committee charters are based.

Board of Directors

(As of February 20, 2004)

Alain J.P. Belda, 60, chairman of the board of Alcoa since January 2001, and chief executive officer since May 1999. Elected president and chief operating officer in January 1997, vice chairman in 1995, and executive vice president in 1994. President of Alcoa Aluminio S.A. from 1979 to 1994; president — Latin America in 1991. Director of Alcoa since 1998.

Kathryn S. Fuller, 57, president of the World Wildlife Fund U.S. (WWF), an independent organization dedicated to the conservation of nature, since 1989; various positions with the organization since 1982 including executive vice president, general counsel, and director of WWF’s public policy and wildlife trade monitoring programs. Director of Alcoa since 2002.

Carlos Ghosn, 49, president and chief executive officer, Nissan Motor Company, Ltd., since 2001. Mr. Ghosn previously served as chief operating officer of Nissan Motor Company, Ltd. from 1999. From 1996 to 1999 he was executive vice president of Renault S.A., and from 1979 to 1996 he served in various capacities with Compagnie Générale des Etablissements Michelin. Director of Alcoa since 2002.

Joseph T. Gorman, 66, chairman and chief executive officer of Moxahela Enterprise, LLC, a venture capital firm, since 2001. He was chairman and chief executive officer of TRW Inc., a global company serving the automotive, space, and information systems markets, 1988-2001. Director of Alcoa since 1991.

Judith M. Gueron, 62, president of MDRC (formerly Manpower Demonstration Research Corporation), a nonprofit research organization, since 1986; executive vice president for research and evaluation 1978-1986. Director of Alcoa since 1988.

Sir Ronald Hampel, 71, former chairman of United Business Media, a U.K.-based media company, from 1999-2002; chairman of Imperial Chemical Industries plc (ICI) 1995-1999, and a director 1985-1999; deputy chairman and chief executive officer 1993-1995; chief operating officer 1991-1993. Director of Alcoa since 1995.

Klaus Kleinfeld, 46, member of the Corporate Executive Committee of the Managing Board, Siemens AG, a global electronics and industrial conglomerate, since January 2004. Served as president and chief executive officer of Siemens Corporation, the U.S. arm of Siemens AG, 2002-2003 and member of the Managing Board of Siemens AG from December 2002 to December 2003; chief operating officer of Siemens Corporation from January to December 2001. From January to December 2000, he was executive vice president of Siemens Medical Engineering Group. For two years until December 1999, he was president of the angiography, fluoroscopy, and X-ray systems businesses of Siemens Medical Group. Director of Alcoa since 2003.

John Mulroney, 68, president of the Opera Company of Philadelphia since 2003; executive director 1999-2003; former president and chief operating officer of Rohm and Haas Company, a specialty chemicals manufacturer, from 1986-1998. Director of Alcoa since 1987.

Henry B. Schacht, 69, director and senior advisor to Lucent Technologies Inc., a communications systems and services company, since February 2003. On unpaid leave from Warburg Pincus as managing director and partner. Served as chairman of Lucent Technologies Inc. from October 2000 to February 2003 and from 1996 to 1998; chief executive officer from October 2000 to January 2002 and from February 1996 to October 1997; and senior advisor from February 1998 to February 1999. Was managing director of Warburg Pincus from February 1999 until October 2000. Director of Alcoa since 1994.

Franklin A. Thomas, 69, consultant, TFF Study Group, a nonprofit institution assisting development in South Africa, since 1996; chairman, September 11 Fund since 2001; president and chief executive officer of The Ford Foundation 1979-1996. Director of Alcoa since 1977.

Ernesto Zedillo, 52, director, Yale Center for the Study of Globalization, since September 2002. Former president of Mexico, elected in 1994 and served until 2000; held various positions in the Mexican federal government from late 1987 to his election. Director of Alcoa since 2002.

Board Committees

Audit Committee

Reviews Alcoa’s auditing, financial reporting, and internal control functions and retains the independent auditors. It also reviews the company’s environmental, health, and safety audits and monitors compliance with Alcoa business conduct policies. The members of the Audit Committee are independent, as defined under the New York Stock Exchange listing standards. The independent auditors, the chief financial officer, the vice president — audit, and the general counsel have access to the committee without any other members of management being present.

Joseph T. Gorman

Judith M. Gueron

Klaus Kleinfeld

Henry B. Schacht — Chair

Ernesto Zedillo

Compensation and Benefits Committee

Determines compensation for Alcoa officers, administers the stock option plan, oversees investment management of the principal pension and savings plans, approves any special post-retirement arrangements for retiring Alcoa officers, and performs other functions specified by the company’s compensation and benefit plans. The committee retains independent compensation consultants to assist it. The members of the Compensation and Benefits Committee are independent, as defined under the New York Stock Exchange listing standards.

Carlos Ghosn

Joseph T. Gorman — Chair

Sir Ronald Hampel

John P. Mulroney

Franklin A. Thomas

Executive Committee

Acts on behalf of the board when specific action must be taken between board meetings. Under the by-laws of the company, this committee is comprised of three or more directors and shall have and exercise the authority of the board in the management of the business and affairs of the company except as otherwise limited by law.

Alain J. P. Belda — Chair

Joseph T. Gorman

Henry B. Schacht

Franklin A. Thomas

Governance and Nominating Committee

Recommends nominees for election as directors and has oversight responsibility for corporate governance, director education and orientation, and the performance evaluation process for directors, the committees, and the board.

Kathryn S. Fuller

Sir Ronald Hampel

John P. Mulroney — Chair

Franklin A. Thomas

Public Issues Committee

Provides advice and guidance on public issues, oversees corporate giving, makes recommendations to the board regarding significant shareholder issues, and reviews company reporting initiatives regarding social and environmental matters.

Kathryn S. Fuller

Carlos Ghosn

Judith M. Gueron — Chair

Henry B. Schacht

Ernesto Zedillo

Independence Standard for Alcoa Directors

Alcoa believes that a strong independent board is critical. A majority of directors must be “independent” under the listing standards of the NYSE as well as the Alcoa board’s own Director Independence Standards, as determined by the Board of Directors. Board independence depends not only on directors’ individual relationships, but also on the board’s overall attitude. Providing objective, independent judgment is at the core of the board’s oversight function, and the board’s composition should reflect this principle. Since 1991, Alcoa has had only one inside director on its board, the chief executive officer, except during a brief period during a CEO transition. Today, 10 out of the 11 directors are independent, and the Audit Committee, the Compensation and Benefits Committee, and the Governance and Nominating Committee are composed entirely of independent directors.

Officers

(As of February 20, 2004)

Alain J.P. Belda

Chairman and Chief Executive Officer

Robert T. Alexander

Vice President — Alcoa and Chairman, Alcoa Fujikura Ltd.

Ricardo E. Belda

Executive Vice President — Alcoa and Group President, Alcoa Europe

Julie A. Caponi

Assistant Controller

William F. Christopher

Executive Vice President — Alcoa and Group President, Alcoa Aerospace, Automotive and Commercial Transportation

Michael Coleman

Vice President — ABS and Quality and President, Alcoa Rigid Packaging

Denis A. Demblowski

Assistant General Counsel

Ronald D. Dickel

Vice President — Tax

Janet F. Duderstadt

Assistant Secretary

Franklin L. Feder

Vice President — Analysis and Planning

Veronica M. Hagen

Vice President — Alcoa and Chief Customer Officer

Brenda A. Hart

Assistant Secretary

Cynthia E. Holloway

Assistant Treasurer

Rudolph P. Huber

Vice President — Alcoa Global Business Services and Chief Information Officer

Barbara S. Jeremiah

Executive Vice President — Corporate Development

Richard B. Kelson

Executive Vice President and Chief Financial Officer

Denise H. Kluthe

Assistant Controller

William E. Leahey, Jr.

Executive Vice President — Alcoa and Group President, Alcoa Packaging, Consumer, Construction & Distribution Group

Mario Longhi

Vice President — Alcoa and President and CEO, Howmet Castings

Charles D. McLane, Jr.

Vice President and Corporate Controller

Thomas J. Meek

Assistant General Counsel

Colleen P. Miller

Assistant Secretary

L. Richard Milner

Vice President — Alcoa and President, Alcoa Advanced Transportation Systems

Joseph C. Muscari

Executive Vice President — Alcoa and Group President, Asia and Latin America

Judith L. Nocito

Secretary and Senior Counsel

William J. O’Rourke, Jr.

Vice President — Environment, Health & Safety and Audit

Dale C. Perdue

Assistant General Counsel

A. Hamish Petrie

Vice President — People and Communications

William B. Plummer

Vice President and Treasurer

Russell W. Porter, Jr.

Vice President and Deputy General Counsel

Lawrence R. Purtell

Executive Vice President and General Counsel; Chief Compliance Officer

Bernt Reitan

Vice President — Alcoa and Group President, Primary Products

Ricardo B. M. Sayao

Assistant Treasurer

Richard L. (Jake) Siewert, Jr.

Vice President — Global

Communications and Public Strategy

Paul D. Thomas

Vice President — Alcoa and Group President, North American Fabricated Products

Kurt R. Waldo

Assistant General Counsel

Robert G. Wennemer

Vice President — Pension Fund Investments and Analysis

John M. Wilson

Vice President and Deputy General Counsel

Russell C. Wisor

Vice President — Government Affairs

Mohammad A. Zaidi

Vice President and Chief Technical Officer

Executive Compensation

We believe our compensation procedures and practices are in line with current corporate governance standards and practices. Our executives have an opportunity to increase their compensation by performing well. Our total cash compensation targets are established to pay at the median of our selected markets within each country or region. Our stock option program rewards executives when the company stock is rising, but executive compensation declines when the company’s stock price has declined or when financial and non-financial performance objectives are not fully realized. We have never repriced stock options, and our plan, which was approved by the shareholders in 1999, prohibits repricing.

The company is moving away from the use of stock options only to a blend of stock options and restricted stock units. Units at the top management level will be 100% contingent upon company performance as compared with that of an external comparator group. In addition, the reload feature of the company’s previous option grants is being limited; and as to future grants, it is being eliminated.

We believe these performance-based designs and practices have served the interests of the shareholders well in the past, and we will review our designs and practices going forward to ensure that they continue to do so while enabling the company to attract and retain the talent necessary to run this increasingly complex global company.

Responsibility for all aspects of executive officers’ compensation, including approval of any officer employment, retention, and severance agreements, lies with the Compensation and Benefits Committee of the Board of Directors. This committee is comprised solely of independent directors.

In September 2003, our Board of Directors adopted a policy to seek shareholder approval for any future severance agreement with any senior executive officer of the company when any such agreement would result in payments to the officer in excess of 2.99 times his or her salary and bonus. This policy resulted from Board of Director discussions that began following the April 2003 annual shareholders’ meeting, at which a majority of the shareholders who cast votes (although not a majority of shares outstanding)

approved a resolution requesting that the Board consider such a policy.

Even prior to the Board’s response to the shareholder vote, it had been Alcoa’s longstanding practice and policy that any severance agreement with a senior executive officer required approval by the Compensation and Benefits Committee of the Board of Directors. It should also be noted that severance agreements approved by the Compensation and Benefits Committee prior to adoption of the policy had not resulted in cash payments or negotiated benefits that exceeded the 2.99 limit in the policy.

Audit Process

Our goal is the same through both our internal and external audit processes: to maintain world-class transparency and accountability in Alcoa operations.

Independent Auditors

Over the last several years, Alcoa has significantly reduced its ratio of non-audit to audit fees. In 2003, audit and audit-related fees totaled $9.1 million, while fees related to tax services totaled $4.8 million and non-audit-related fees were $0. Over the last three years, total non-audit-related fees were $0, reflecting the company’s desire to limit the scope of the independent auditor to audit and tax work only.

In accordance with resolutions adopted by the Audit Committee, the lead audit and review partners of the independent auditor will be rotated at least every five years.

Internal Audit

Alcoa has long had an independent, global Internal Audit Department (IAD). The vice president — audit meets privately with the Audit Committee at least four times per year.

The IAD is responsible for providing financial, information technology, environmental, and health and safety audits in all Alcoa locations across the world. The group’s focus is to assess risk across the company, apply audit resources to address those risks, and develop recommendations to close any gaps that are detected as a result of an audit. IAD is also charged with implementing the Alcoa Self Assessment Tool, a type of self-audit that is required to be performed at least once every 18 months by every Alcoa location and administrative process worldwide.

Alumar Ranked Best in World for Health, Safety, Environment, and Community

Following an extensive 2003 health, safety, environment, and community audit by consortium partner BHPBilliton, the Alcoa-managed Alumar refinery and smelter in São Luis, Brazil, was ranked the best among 55 locations around the world audited by BHPBilliton.

The Alumar refinery is owned by consortium partners BHPBilliton (36%), Alcoa Aluminio do Brasil S.A. (35.1%), Abalco S.A (18.9%), and Alcan S.A. (10%). The smelter is owned by Alcoa Aluminio do Brasil S.A. (53.66%) and BHPBilliton (46.34%).

Every three years, BHPBilliton conducts a peer review process at each of its facilities. Audit teams are drawn from operations personnel, line management, and external sources. The formal audit results in the development of performance improvement plans that help a facility come into full compliance with BHPBilliton’s 15 comprehensive standards.

Following its 2003 audit, Alumar posted an overall score of 4.3 on a five-point scale. The average for sites already audited by BHPBilliton was 3.4, making Alumar the highest ranked of all plants. In addition, the facility’s occupational health, industrial hygiene, and industrial wastes management programs ranked the best ever audited by BHPBilliton. Areas identified for improvement included better integration of community activities with environment, health, and safety.

Alcoa also conducts an extensive internal audit on each location at least every three to four years. The audit team consists of Alcoa employees from the company’s internal audit department as well as employees from other locations or business units who have special skills needed for a particular audit. The team spends an average of three to five days at a location to verify it is meeting Alcoa’s minimum expectations in the disciplines of environment, health, and safety.

During Alumar’s last Alcoa audit in 2002, the facility received the highest rating possible for its environmental performance.

Ethics and Compliance Program

Alcoa’s Ethics and Compliance Program is designed to ensure that all Alcoa employees understand and fully comply with the letter and spirit of the company’s business conduct policies and guidelines. To help them do this, the program includes globally published work-place standards and behavior expectations, an inclusive education program to put them into practice, and a worldwide network of Ethics and Compliance Lines. These tools are available to Alcoa employees worldwide in 18 languages.

We added three components to this program in 2003. First, we deployed mandatory, job-specific, web-based ethics and compliance training to approximately 10,000 employees. In addition to corporate officers and business unit leaders, employees selected to participate in this initial wave of online training were generally those who negotiate with customers and suppliers, can contractually commit the company, or have access to confidential information. This training program will be expanded in 2004.

We also began quarterly distribution of materials dealing with business ethics and proper conduct to all Alcoa locations with the objective of maintaining and further developing overall employee awareness of current ethics and compliance topics.

Lastly, in conjunction with the provisions of the U.S. Sarbanes-Oxley Law, we have developed and deployed a financial investigation process under the leadership of Alcoa’s chief compliance officer. The existence of this process will ensure consistent handling, proper communication, thorough investigation, and timely action in the event issues relating to accounting, internal accounting controls, or auditing matters are brought to the attention of management.

The Compliance Advisory Council, made up of the chief executive officer, chief financial officer, general counsel, director of global compliance, and director of ethics and compliance, continues to meet on a regular basis to review program effectiveness, assess strategic direction, and provide tactical support for this process.

Ethics and Compliance Line

Our global Ethics and Compliance Line provides employees and other concerned parties an anonymous channel for asking questions, expressing concerns, and raising issues about workplace activities and business practices.

The compliance line is available to Alcoa employees worldwide, with the local toll-free compliance lines answered in the caller’s native language. In 2003, we added an ethics and compliance e-mail address (anonymous, if desired) and a postal mail address for submission of written inquiries.

Shareholder Engagement

Alcoa has a dedicated shareholder relations group that engages with both institutional and individual shareholders to hear their concerns throughout the year. The group facilitates discussion with management about the strategy and tactics of the company along with emerging corporate governance issues and the company’s corporate governance policies.

Shareholder engagement occurs at quarterly analyst workshops, the annual shareholder meeting, individual and group meetings with institutional shareholders on a monthly basis, global investor conferences (usually one per year), and via phone, e-mail, and in-person contact.

Shareholders also elect the members of the Board of Directors, and Alcoa’s Governance and Nominating Committee considers any shareholder recommendations for director nominees.

STAKEHOLDER ENGAGEMENT

Stakeholder Identification

A stakeholder is defined as any group or individual affected by Alcoa’s operations or that has the capacity to influence our operations or future prospects.

Stakeholder Consultation

Alcoa has deployed a community framework through which each operating location is expected to engage the local community in the most appropriate means for that community. These include forums, workshops, advisory panels, published reports, projects, and open houses.

Stakeholder Consultation Outcomes

Some examples of the type of information and initiatives that result from stakeholder engagements are contained throughout this report via case studies.

OVERARCHING POLICIES AND MANAGEMENT SYSTEMS

Alcoa Business System

Alcoa’s overarching operating system is known as the Alcoa Business System (ABS). It is characterized by three overarching principles: make to use; eliminate waste; and people linchpin the system.

In practice, this means:

•	Defining precisely our customers’ requirements.

•	Pre-specifying the activities, the pathways, and the connections necessary for meeting those customer requirements and refusing to vary from them.

•	Safeguarding what we have pre-specified with built-in tests to identify and prevent problems that might threaten our predetermined outcomes.

•	Enabling every Alcoan to recognize and trace problems back to their root cause and eliminate them; not through the use of elite, discrete teams of problem solvers, but through the disciplined, immediate, relentless participation of the people occupying the affected pathway.

This system provides the most efficient way for eliminating waste by enabling us to supply customers, on demand, with defect-free products at the lowest cost and with the highest degree of safety.

A Personal Look at Community Consultation

Community members near Alcoa’s Victorian mining and smelting facilities in Australia actively participate in the development of the facilities’ Environmental Improvement Plans (EIPs) and add their signatures to the finalized plans. Andrew Govanstone, Portland community member, conveys his experience with the process.

When I put my hand up to be a community participant in the Portland Aluminium EIP process, I was slightly skeptical of the potential outcomes.

But after having participated in the process for two years now, I am pleased with our achievements on several fronts.

I am pleased with the amount of input the community representatives have had identifying issues relevant to both our local community and to Portland Aluminium.

I am even further pleased that the issues raised during the EIP process by the community representatives at the open EIP meetings, where senior smelter staff and managers participate, have been viewed seriously by Portland Aluminium and have been “taken on” by smelter staff. Instead of lip service, I have seen the matters raised incorporated into the EIP for all to read, and the sign-off process has consolidated everyone’s understandings, commitments and proposed actions into black and white on paper.

My confidence in Portland Aluminium, as a large company operating in my region, has risen, because I now believe that the company genuinely listens to community concerns and a process has been developed that allows this to work in a non-intimidating environment.

In my two-year involvement, I have also witnessed the words of the EIP plan become actions. Of course, there have been occasions when issues raised needed to be further explored and sometimes wrestled with, but where changes were identified as necessary, they have either been made or are being phased in as circumstances allow.

Overall, I have found the process personally interesting, satisfying, and worthwhile; and I am pleased that I became involved.

External Principles and Initiatives

Alcoa subscribes to or endorses the following externally developed principles or initiatives.

•	The Business Roundtable Principles of Corporate Governance

•	International Aluminum Institute Sustainability Principles

•	International Council on Mining & Metals Principles

Memberships

Alcoa is a member of numerous organizations. These include major aluminum associations and metal councils throughout the world and organizations like the Business Roundtable, the Pew Center on Global Climate Change, the World Business Council for Sustainable Development, and the World Resources Institute Green Power Market Development Group. We choose memberships where we can see a significant role for business in advancing sustainability.

Programs and Procedures

Some examples of Alcoa’s programs and procedures pertaining to economic, environmental, and social performance are contained throughout this report via case studies.

Certification Status

As of December 31, 2003, Alcoa had 152 locations certified to the ISO 14001 Environmental Management Systems (EMS) Standard, with 154 locations actively working toward certification within two years. We are also currently pursuing a corporate-wide certification to the ISO14001 EMS Standard.

All of our locations are required to have written environmental management systems based on the continuous improvement principle — which is the major thrust of the ISO Standard and is aligned with the principles of Alcoa Business System — but certification is not required.

We have four locations that are certified to the Occupational Health and Safety Management System standard (OHSAS 18001). They are Poços de Caldas, São Luis, AFL do Brasil, and Tubarão Extrusions — all Aluminio/Latin America locations.

Helping NGOs Become More Viable and Sustainable

In the past several years, two conflicting forces have converged to drive change in the nonprofit world: an ever-increasing need for services combined with a decline in availability of public and private funds. This paradoxical environment means philanthropic non-governmental organizations (NGOs) need to learn new ways to operate and partner in order to thrive.

Through a series of workshops with experts in NGO sustainability and effectiveness, Alcoa Foundation has helped more than 450 leaders from community-based NGOs in seven Alcoa communities in the United States and Jamaica. Participants learned about the following:

•	Corporate citizenship and the increasing expectations that stakeholders have for organizations in the community, and how that affects philanthropy.

•	How funders assess an NGO to determine the potential effects of a grant.

•	How NGOs can conduct an audit of their organizations to identify strengths, weaknesses, community need, staff and board viability, and overall health of the organization; and how they should use the audit results to develop a roadmap for change.

•	Collaboration with other NGOs and community partners to maximize community impact.

•	What NGOs should do to become more relevant to community need.

•	How NGOs can partner with corporations to improve local communities.

Follow-up surveys showed that nearly all participants learned new skills and ideas that they could use in their organizations immediately. In fact, 38.5% of survey respondents made changes in either their organizations or how they do work as a result of attending the workshop. More than half have already seen success with these changes.

The surveys also revealed that 88% of participants were interested in learning more about fiscal sustainability, 82.5% for social enterprise, and 72.4% for board governance. Alcoa Foundation is continuing to integrate new relevant topics into these workshops and plans to conduct additional sessions at other Alcoa locations in 2004.

Environmental Performance Indicators

MATERIAL USE

Total Materials Use

We use a variety of raw materials to produce semi-finished and finished products. Although a significant part of our activities are designed to produce high-quality aluminum metal, semi-finished aluminum products for manufacturers, and finished products for consumers, we also produce a wide variety of products made from plastics.

To produce aluminum, we use bauxite, lime, caustic soda, aluminum fluoride, carbon, and several other materials. The requirements for these materials depend on the initial quality of the bauxite and the process technologies used to convert the materials. In general, approximately two metric tons of bauxite are required to produce a metric ton of aluminum oxide, and approximately two metric tons of aluminum oxide will yield one metric ton of aluminum metal.

We also use plastic resins, including polypropylene, PVC, and polyethylene, to produce packaging materials, transportation applications, and architectural products for home and commercial use. Resins have become an important part of our materials supply, and we pay significant attention to processing and internal scrap management to ensure that all resins are used effectively. The amount of waste associated with plastic use is extremely low, with almost no plastic materials going to landfill from our operations.

Although the total amount of waste generated in our metals process area has increased as a result of the growth of Alcoa, our processes are generally among the most efficient in the world, with several benchmark plants in terms of process efficiencies and low emissions. At our major aluminum smelter in Portland, Australia, concerted efforts have reduced the solid waste disposed of in landfills from more than a thousand metric tons per month to less than three metric tons per month between 1990 and 1996. We achieved this through pollution prevention, recycling, and reuse programs. The waste-to-landfill number has remained within 2% to 3% of this figure since 1996 through to 2003, demonstrating the sustainability of these programs.

Returning Wasteland to Nature

What once was a disposal area for bauxite residue, a waste generated by the aluminum refining process, is now a 26-hectare (64-acre) rehabilitated area that supports native Brazilian trees, other vegetation, and reemerging animal life.

By 1990, the Poços de Caldas refinery’s bauxite residue area #3 reached its storage capacity of 1.7 million metric tons. After numerous studies, construction began in 2000 to remediate the surface of the area according to Alcoa bauxite disposal standards.

“All of our targets have been achieved,” said Geraldo Paes, refinery engineering supervisor for Poços de Caldas. “The rain-water falling on the area is returned to the environment without the need for treatment. We’ve eliminated the use of irrigation water to suppress caustic dust, saving 130-million liters of fresh water a year. And, we have a supply of caustic soda heading back to the refinery for reuse.”

The latter brings an economic benefit to the refinery because it previously had to purchase caustic soda to replace that lost in the residue areas.

Completed in 2001, the area now supports 20,000 native trees, other vegetation, and returning animal life, including birds, frogs, and snakes. The reclaimed land is also serving as a natural research laboratory, with an amphibian survey underway as well as studies related to bauxite mine rehabilitation methods.

“This project is an example other companies should follow since it will reduce the environmental impact of bauxite residue,” said Nilton Granato, director of Poços de Caldas’ Environmental Protection Department. “In terms of what Alcoa could be doing better, I suggest finding ways to recycle bauxite waste for use in other industries.”

In late 2002, Alcoa signed an agreement with Brazil’s Ceramics Center to research ways in which bauxite residue could be used by the country’s growing ceramics industry. Research began in early 2003 and is expected to be completed in 2005.

Waste Materials Used

We use recycled materials within our operating locations to reduce wastes and costs. Scrap aluminum is remelted, and scrap plastic materials are reused when quality and color requirements allow. We currently use approximately 20% purchased scrap for the metal supply to support our businesses, and we have a goal to increase this scrap utilization rate to 50% of the aluminum products that we make, except for raw ingot that is sold to others, by 2020.

The current aluminum scrap availability limits our opportunities to reach this target, but we anticipate that scrap availability will increase due to the rapid growth of aluminum applications in the construction, transport, and consumer products sectors over the last two decades. Improved scrap collection, sorting, and processing technologies will also help increase available scrap.

We see the benefit in reusing aluminum to the highest degree possible and will strive to achieve this 50% recycled aluminum goal as rapidly as possible. We also recycle the polyethylene, polypropylene, and polyvinyl chloride materials used in our construction, automotive, and packaging processes.

PVC Use

We produce a variety of polyvinyl chloride (PVC) films, and an important part of our operation is the recycling of PVC. Whenever possible, we recycle PVC scrap material back into our products. We are careful to segregate films that are approved by the U.S. Food and Drug Administration (FDA) from those that are not. If there is PVC scrap we can’t use, we sell that material to recyclers who can use it.

ENERGY

Total Energy Used (percent)

	Oil	Gas	Coal	Hydro	Grid[1]
2000	8.2	17.8	24.8	33.8	15.2
2001	8.3	17.0	24.9	32.3	17.4
2002	7.2	19.3	26.0	32.4	15.0
2003	8.3	15.9	32.5	33.7	9.6

Includes all purchased and self-generated electricity plus all fuel used

[1]	Purchased electricity where the source of the power is not fully known

Renewable Energy

As we search for stable and long-term energy supplies, we are committed to decreasing our reliance on fossil fuels by increasing, where possible, our use of natural, renewable energy sources that help us lower our carbon dioxide emissions and contribute to the efforts to address global climate change.

Hydro energy has proven to be an excellent power source for our electrolytic processes, and we continue to seek additional hydro-based power. In Brazil, we are involved as a minority partner in hydroelectric projects, such as the Machadinho and Barra Grande dams. We are also committed to be the principal customer for a new hydroelectric dam in Iceland. We offer a detailed review of the Iceland project elsewhere in this report and on alcoa.com.

A recent upgrade at one of our hydro facilities in the United States improved the power generation per cubic meter of water flow through the turbine by almost 30%. This resulted in more efficient use of the water resource — more power with no increase in water flow through the turbine. We plan to make similar improvements in other facilities and believe that this upgraded technology can be used by others to increase hydro efficiency worldwide.

We acknowledge the complex economic, social, and environmental interrelationships often associated with hydropower projects. We also agree that open and transparent processes, such as those outlined in the guidelines produced by The World Commission on Dams, are needed when new hydro projects are considered.

We are currently pursuing the return of a concession granted to us by the Brazilian government as a partner to build a dam on the Araguaia River called Santa Isabel because the environmental reviews conducted by the agencies involved determined that the dam would have environmental impacts that would be unacceptable.

We are committed to increasing our use of renewable energy beyond hydropower, and we are exploring other energy options, such as wind energy. We are confident our continued active involvement and support of the Green Power Market Development Group will help us achieve this objective.

In 2003, we and other Green Power Market Development Group member companies participated in the largest renewable energy certificate purchase to date in the United States. Renewable energy certificates are a new type of renewable energy product that consumers can buy to reduce the environmental impact of their activities. The certificates represent the environmental attributes or avoided emissions when electricity is generated from renewable resources instead of from fossil-fuel sources. The certificates we are purchasing essentially mean that four of our administrative centers are now operating 100% on electricity generated by projects that produce power from landfill gas, avoiding the emissions of more than 6.3 million kilograms (13.9 million pounds) of carbon dioxide annually.

The Challenge of Hydropower in Iceland

Alcoa’s agreement to build its first primary aluminum facility in more than 20 years — in Iceland — is consistent with its commitment to renewable energy. As with any new development, one of the challenges lies in ensuring that the facility delivers net long-term benefits to both Alcoa and Iceland’s economic, social, and environmental structures.

Power for the new smelter will be provided by a 630-megawatt hydropower station being built and operated by Iceland’s national power company.

Although the majority of Icelanders support this project because it will strengthen and diversify the Icelandic economy, it has generated some controversy. Most opposition has centered on aspects of the hydro project, which is essential for the construction of the smelter. The Icelandic Parliament approved the project in March 2003, with 41 members from a wide range of the political spectrum in favor and nine opposed.

The hydro project will change the environment, but the project’s Environmental Impact Assessment — the most comprehensive in Iceland’s history — shows that the ecosystem in the glacial highlands near the facility can be protected.

The smelter, located on the settled east coast of Iceland near the town of Reydarfjordur, will create about 750 jobs. It was granted an Environmental Operating Permit by Iceland’s Environment and Food Agency on March 14, 2003. It is currently being designed by a multi-discipline sustainability team that is using extensive local environmental modeling to help guide the incorporation of lessons and technology developed over the past 20 years. The smelter will operate under the most restrictive ambient air quality standards in the world and will achieve air quality standards far better than European and North American ambient air requirements. Detailed work is also being done by Alcoa and local authorities to plan the integration of the enterprise into the local community.

Extensive discussion of this project can be found on alcoa.com.

WATER

Total Process Water Use by Region (millions of cubic meters)

	Asia Pacific	Europe	North America	South America	Total
2000	15.7	22.3	71.0	6.5	115.5
2001	14.0	22.5	66.0	6.0	108.5
2002	15.4	21.9	62.2	6.0	105.5
2003	10.7	20.3	61.4	4.7	97.1

Please see endnote on page 27 for an explanation on data changes from 2002 reporting.

BIODIVERSITY

Alcoa’s Position on Conservation of Biodiversity

Consistent with Alcoa’s environmental policy and our published position on sustainable development, we actively endorse the concept of conservation of biodiversity by operating worldwide in a manner which minimizes impacts on natural habitats and biological resources.

Our operations can play a positive role in conserving biodiversity by adopting appropriate land management practices and rehabilitating land disturbed by the operations in an appropriate manner.

New or expanding operations should document the level of ecosystem and species diversity within their area of influence by applying techniques, procedures, and information generally accepted by the international scientific community. Measures to minimize adverse impacts on ecologically significant ecosystems or species should be adopted. Particular attention should be paid to the conservation of rare biological communities and rare, endangered, or threatened species.

Where relatively extensive operations, such as bauxite mining, are (continued on page 20)

Investments Reduce Process Water Discharge by 96%

Through the investment of US$14.6 million in new technologies and processes implemented since 1994, Alcoa’s Davenport Works in Iowa (USA) decreased the amount of water it discharges to the Mississippi River by 96% on dry days.

Prior to these projects, the facility discharged an average of 37,850 liters-per-minute (10,000 gallons-per-minute) of process water to the Mississippi River. This amount surged in wet weather as it was joined by stormwater runoff. Faced with these volumes, Davenport embarked on a series of major projects designed to reduce water use and recycle as much water as possible onsite.

One project enabled mill water to be pumped back to the facility reservoir to allow suspended solids to settle out. It also included major changes to the plant chemical control systems, construction of water return sumps, changes to pumping capacity at the river intake, new cooling towers, and several other improvements that reduced the total water discharge from 37,850 liters-per-minute (10,000 gallons-per-minute) to 1,514 liters-per-minute (400 gallons-per-minute).

A separate project created a treatment facility to remove suspended solids, metals, oils, greases, and other unwanted chemicals from water diverted from the recycle system for discharge to the river.

The final project separated the stormwater and process water returns for the ingot plant, improved chemical feeds to the ingot water recycle system, and created a new stormwater outfall.

Davenport is currently considering projects to reduce process discharges further, especially those associated with wet weather.

carried out in natural habitats, rehabilitation of the disturbed land should in most circumstances favor the return of the pre-existing vegetation and fauna communities. Such rehabilitation should aim to re-establish the broadest practicable genetic base using local genetic material and provenances wherever possible.

Mining Reclamation Process

Alcoa has a strict set of mine reclamation standards that require mine planning to fully incorporate reclamation and biodiversity into the program. Mine activities must be designed to prevent erosion, segregate topsoil where feasible, make use of native seeds where possible, utilize native species for reclamation, and restore the area in a way that allows the previous land use to be continued. The rehabilitation process must be monitored and reported, and we design metrics to ensure that progress is made and that our biodiversity goals will be achieved. Please see alcoa.com for our bauxite mine rehabilitation standards and guidelines.

Our mines have been recognized for outstanding reclamation in Brazil, Jamaica, the United States, and Australia. For example, the Squaw Creek Mine (coal) in the United States earned the 2002 Indiana Excellence in Mining and Reclamation Award from the Indiana Department of Natural Resources, Division of Reclamation.

In addition, our Western Australia mining operation earned the 2003 Model Project Award from the Society for Ecological Restoration International.

Alcoa Frog Watch

Frogs are sensitive environmental barometers, thriving when conditions are clean and declining in numbers when contaminants, parasites and other factors are introduced into their habitats. Because it’s easy to hear if frogs are present, they become audible indicators of environmental conditions.

In 1994, Alcoa partnered with the Western Australian Museum to create a community frog monitoring and conservation program. Called Alcoa Frog Watch, the program expanded to Victoria in 2002 through a partnership with the Amphibian Research Centre. Due to the program’s activities, more than 30,000 people are actively involved in frog monitoring and conservation initiatives throughout Australia.

Alcoa Frog Watch solicits frog-monitoring assistance and raises awareness through community and school presentations, displays, workshops, internet sites, media coverage, and ongoing communications. The program encourages participants to help conserve frog life in their areas, from building frog habitats to regularly monitoring frog populations in their backyards and ensuring local landcare projects encourage frog populations.

“Our declining frog population is telling us that our environment is degrading,” said Gerry Marantelli, manager of the Amphibian Research Centre in Victoria, Australia. “We can alter these degrading effects and use frogs as our monitors and our reason for changing the environment. Most people can’t see or hear toxins, but they can see and hear frogs. That’s why they are such good vehicles to get people involved in cleaning up the environment.”

Although frog populations continue to decline, some areas where the Alcoa Frog Watch program is strong see this trend being reversed.

“Alcoa’s involvement and support has allowed us to expand our reach and contact with the community,” said Marantelli. “Prior to the Alcoa’s involvement, we were struggling to educate Australians that frogs are a very good vehicle for environmental management. In protecting frogs, we’re protecting everything else that shares their habitat.”

Open Mine Area (hectares)

	Asia Pacific	Europe/Africa	North America	South America	Total
2000	2,870	1,084	1,179	2,493	7,626
2001	2,489	1,192	1,031	2,465	7,177
2002	2,404	1,359	1,077	2,478	7,318
2003	2,549	1,564	955	1,935	7,002

Cumulative figures. One hectare equals 2.5 acres.

Area Disturbed for Mining (hectares)

	Asia Pacific	Europe/Africa	North America	South America	Total
2000	598	109	205	83	995
2001	548	108	152	53	861
2002	527	178	185	85	974
2003	641	248	243	89	1,221

Annual figures. One hectare equals 2.5 acres.

Area Rehabilitated (hectares)

	Asia Pacific	Europe/Africa	North America	South America	Total
2000	704	0	410	58	1,172
2001	929	0	301	80	1,310
2002	612	11	138	73	834
2003	431	43	236	113	824

Annual figures. One hectare equals 2.5 acres.

EMISSIONS, EFFLUENTS, AND WASTE

The Alcoa Business System recognizes that all wastes are costs. We are focused on waste reduction as a way to improve our processes, reduce costs, and reduce our environmental impacts.

Over the last 20 years, Alcoa locations have made significant progress. Some smelters have reduced fluoride emissions by more than half, using improved operating practices, dual volume exhaust systems, and equipment upgrades. Significant gains have been made in extending the effective life of (continued on page 22)

Wetlands Project Engages Community

Expansion of existing wetlands at Alcoa’s Massena East Plant in New York (USA) resulted in more than an enhanced environmental outcome. The local community did not lose valuable tax-producing land since the wetlands were contained within the Alcoa property, and a local Native American tribe gained new resources from the project’s tree-planting activities.

The project began to mitigate lingering effects in the area’s wetlands from Alcoa’s site remediation efforts, which lasted between 1991 and 2001 and addressed 18 inactive hazardous waste sites on 48.2 hectares (119 acres) at the Massena West Plant.

In addition to expanding the wetlands, the project’s design increased and diversified area wildlife and created educational and recreational opportunities.

Commissioned in 2003, the wetlands include a public viewing area that encourages visitors to observe the wetlands and the life they hold. In this area, 250 artificial nest sites are beginning to attract bats and such varied bird species as ducks, screech owls, bluebirds, woodpeckers, great blue herons, and ospreys.

In 2003, Alcoa and local community groups planted 4,000 black ash and 3,000 companion species in the wetlands to celebrate Alcoa’s successful One Million Trees program. The plant selected the black ash because of its major cultural importance to the nearby Akwesasne Mohawk Community. Once matured, the Alcoa black ash plot will be among the largest stands of such trees ever planted and will provide the tribe with material for basket-making and medicinal purposes.

“This is a model for what can be accomplished when a corporation listens and understands the true needs of its neighbors,” said Les Benedict, assistant director of the St. Regis Mohawk Tribe Environmental Division. “It is also a model for working with Native Americans on a level that probably hasn’t ever been done before, and it will add to the knowledge base for black ash restoration.”

smelting pot lining, thereby reducing the amount of spent pot lining that must be managed. Greenhouse gas emissions associated with smelting pot operations have been reduced by more than 75% at many locations, and water discharge has been reduced by 80% at several large facilities. Landfilled waste also has been reduced significantly at many locations.

We have identified significant energy savings opportunities (currently more than US$59 million), and we have captured over US$16 million per year in these energy savings to date. We have planned more work in the next few years, with over $50 million in annual energy cost reductions expected by 2007.

Direct Greenhouse Gas Emissions1 (million metric tons of CO2 equivalents — CO2 e)

	Direct CO2	PFCs	SF6	Total
1990	32.0	17.0	2.2	51.2
2000	33.2	7.4	1.1	41.7
2001	32.6	4.2	0.7	37.5
2002	32.4	4.6	0.0	37.0
2003	33.6	4.0	0.0	37.6

[1]	Direct GHG emissions are the emissions from the facilities where Alcoa has at least a 50% ownership and/or management control.

Please see endnote on page 27 for an explanation on data changes from 2002 reporting.

Indirect Greenhouse Gas Emissions Associated with Purchased Electricity

(million metric tons of CO2 )

Indirect CO2
1990	21.4
2000	23.2
2001	24.8
2002	24.0
2003	25.2

Indirect CO2 data were impacted by using updated local emissions factors for purchased electricity in accordance with the WRI/WBCSD GHG Protocol.

Ozone-depleting Substances

Alcoa has eliminated ozone-depleting substances from process operations. In newly acquired facilities, elimination of these substances becomes a high priority. We do continue to use halon gas as a fire suppressant in 71 sensitive locations throughout the world, and these systems will continue to be phased out. There was one release from a halon system at an Alcoa location in 2002, but none in 2003.

Moving Beyond Current Reduction Targets for Greenhouse Gases

Alcoa’s Climate Change Strategy team, a group of 15 experts on climate issues based at Alcoa locations around the world, is responsible for reviewing how Alcoa’s programs and products are part of the solution to climate change.

In late 2003, the team reviewed progress on cutting emissions and started working on plans and programs for meeting and maintaining the company’s current 2010 goal of a 25% reduction from 1990 levels for greenhouse gases — a target that has been met by Alcoa locations.

Alcoa’s strategy team, which meets several times a year, also reviewed progress on Alcoa’s greenhouse gas inventory management systems. In 2004, Alcoa’s current global greenhouse gas tracking program will be directly linked to a new greenhouse gas information system for Alcoa Primary Products. The Primary Products greenhouse gas information system estimates greenhouse gas emissions from 40 major facilities consistent with established protocols. The system is integrated with production databases to provide monthly feedback on emission reduction performance at each location. These system improvements will allow for more active management of greenhouse gas emissions and more real-time communications within the company on progress and opportunities.

The climate strategy team also emphasized the importance of a worldwide database of greenhouse gases and compatible reporting protocols for all governments and reviewed Alcoa’s role in these protocols. These include protocols developed by the World Resources Institute, World Business Council for Sustainable Development, and the government of Quebec as well as those being developed by the International Organization for Standardization, Climate Leaders, the U.S. Department of Energy, and others. Alcoa is also a participant in the World Economic Forum’s Global Greenhouse Gas Register.

SO2 Emissions by Region (thousands of metric tons)

	Asia Pacific	Europe	North America[1]	South America	Total
2000	43.6	19.5	226.2	13.4	302.8
2001	44.5	19.6	210.2	12.2	286.5
2002	50.2	21.0	192.6	12.9	276.7
2003	48.1	15.5	211.9	13.6	289.1

[1]	Alcoa operates two large coal-fired power plants in the United States.

Please see endnote on page 27 for an explanation on data changes from 2002 reporting.

NOx Emissions by Region (thousands of metric tons)

	Asia Pacific	Europe	North America	South America	Total
2000	10.2	2.6	52.1	2.2	67.1
2001	9.4	2.7	49.7	2.2	59.1
2002	6.8	2.4	43.1	2.2	52.2
2003	8.9	2.5	40.3	2.2	53.9

Please see endnote on page 27 for an explanation on data changes from 2002 reporting.

VOC Emissions by Region (thousands of metric tons)

	Asia Pacific	Europe	North America	South America	Total
2000	1.5	2.5	14.8	0.3	19.1
2001	1.4	1.8	12.1	0.8	16.1
2002	1.5	1.8	12.1	0.7	16.1
2003	1.3	1.9	10.0	0.5	13.7

Please see endnote on page 27 for an explanation on data changes from 2002 reporting.

Mercury Emissions by Region (thousands of kilograms)

	Asia Pacific	Europe	North America	South America	Total
2000	0.64	0.38	2.59	0.37	3.98
2001	1.06	0.44	1.39	0.46	3.35
2002	0.93	0.26	1.46	0.45	3.11
2003	0.98	0.45	1.54	0.48	3.46

Please see endnote on page 27 for an explanation on data changes from 2002 reporting.

Alcoa’s cell life continues to increase, resulting in fewer cell failures and fewer cells that need the lining removed and replaced. This pollution prevention effort reduces operating costs and will result in less spent pot lining for disposal. However, since the proportion of Pechiney-design cells has increased through the acquisition of a number of plants that use this technology, the actual weight of SPL continued to increase even as the number of cell failures decreased. (Pechiney cells use more insulation than Alcoa-designed cells.) This trend has reversed since the proportion of heavily insulated cells in the Alcoa system has not increased since 2000. Alcoa’s efforts to extend cell life have been very successful and are expected to continue to result in significant improvements in cell life and reductions in the amount of SPL that will be generated. For example, Alcoa locations experienced 1,548 cell lining failures in 2002. In 2003, the number of failures was reduced to 1,463.

Production Up, Emissions Down in Smelter Project

An emissions reduction project at Alcoa’s Deschambault smelter in Canada underscored the feasibility of what may seem a contradictory sustainability achievement — increase the facility’s future production capacity while concurrently decreasing its environmental effects. This proved a challenge since the facility was already among the best performing smelters in the world.

In 2000, a team began studying options to reduce by 50% the intensity of the smelter’s fluoride emissions released through potroom roof vents. The goal was to protect the vegetation within the smelter’s buffer zone and prepare for an upcoming amperage increase and eventual plant expansion.

Between September 2001 and August 2002, the smelter installed additional filters. These adsorptive alumina-based systems capture emitted fluoride — an expensive and essential raw material — and recycle it back into the smelting pots. Also installed concurrently with the filters were three kilometers (1.9 miles) of new ductwork, two stacks, and other peripheral items. These items and the dual-exhaust system were necessary to increase the ventilation rate at the pots during pot-tending operations to better capture the fumes at the source. The general exhaust rate per pot was also increased to ensure minimal emissions at all times.

In conjunction with streamlined work practices and high levels of commitment to emissions reduction among pot room operators, the system became operational on schedule in September 2002. Initial results demonstrated that the targeted 50% reduction in fluoride emissions through roof vents was achievable. From start-up to September 2003, emissions decreased by 52% compared to the same period in 2000.

Total Wastes Landfilled by Region (thousands of metric tons)

	Asia Pacific	Europe	North America	South America	Total
2000	165.3	132.7	667.2	24.9	990.2
2001	65.3	84.0	387.5	25.8	562.6
2002	53.5	83.1	397.6	25.8	560.0
2003	98.6	72.9	353.0	27.1	551.6

Does not include bauxite residue.

Please see endnote on page 27 for an explanation on data changes from 2002 reporting.

Discharges to Water

Alcoa’s wastewater discharges are relatively small with the exception of once-through cooling water discharges, which are extensive. The levels (concentrations) of specific pollutants in specific water discharges are important locally, and they are carefully managed and monitored.

Recycling Rates for Products

Aluminum is recycled extensively. Recycling rates for aluminum cans exceed 80% in many countries, including Brazil, Switzerland, Japan, and Sweden. In the United States, the aluminum can recycling rate has been as high as 66%, but now stands near 50%. Of the 100 billion cans sold each year in the United States, more than 50 billion are collected and remelted to make new cans.

It is estimated that the recycling rates for automotive components approaches 90%, and the rate for aluminum in construction applications is recycled at about 85%.

PRODUCTS AND SERVICES

Significant Environmental Impacts of Principal Products and Services

Aluminum stands out as one of the most valuable materials for creating and maintaining a sustainable world. For example, the International Aluminum Institute has reported that each kilogram of aluminum on average used in the construction of an automobile has the potential to save 20 kilograms of greenhouse gas emissions over the life of the car. Aluminum-intensive vehicles not only perform better and consume less fuel, they also offer improved safety over comparable steel vehicles because of the superior strength and energy-absorption capabilities of aluminum automotive alloys.

The formability and strength of the metal make it efficient for a wide array of applications. These include food and beverage packages that are more effective, lighter to ship, and easier to recycle. Demand for this packaging is growing worldwide, with Europe posting a 7% annual growth rate for aluminum cans.1 Other aluminum applications include architectural products that require less maintenance and are strong,    (continued on page 26)

Recycling the Previously Unrecyclable

A highly efficient Alcoa recycling plant in Avilés, Spain, handles aluminum products previously unrecyclable due to environmental concerns caused by the burn-off of paints and lacquers.

Opened in 2001 with a remelting capacity of 46,000 metric tons per year, the plant remelts painted and lacquered aluminum scrap and thermal brake products from Alcoa extrusion plants in Spain as well as scrap pulled from old buildings throughout Spain and Portugal. Its emission processing system, unique to Europe, prevents the release of volatile organic compounds (VOCs) to the atmosphere from the painted scrap.

The facility, which requires only one person to operate, uses a furnace that consumes one-third the gas of a conventional furnace. This furnace handles a significant portion of the available scrap in the country and has made it possible for scrap previously sent outside Spain to be used internally to meet that country’s rapidly growing demand.

“Increasing recycling is a priority of our regional government and in agreement with the environmental policy of the European Union,” said Dr. Herminio Sastre Andrés, former head of the environmental department of the Principado de Asturias. “The Alcoa recycling plant contributes to reducing the energy and raw materials consumption in an industrial sector with a great environmental impact.”

The plant received ISO-14001 certification in 2002.

durable, and corrosion resistant; and aerospace components that result in safe, reliable, and affordable air and spacecraft. Compounds of aluminum also find uses in improving human health and hygiene.

Manufacturing primary aluminum from raw materials is energy intensive. On average around the world, it takes some 15.7 kilowatt hours of electricity-enough to light 150 one-hundred-watt light bulbs for an hour-to produce one kilogram (2.2 pounds) of aluminum from alumina2. This means energy conservation is a critical issue for aluminum producers such as Alcoa.

Recycling aluminum saves 95% of the energy it would take to make new metal from ore, and it lessens the need for solid waste disposal. The metal is almost endlessly recyclable, with about two-thirds of the aluminum ever produced still in use. This equals about 480 million metric tons of a total 690 million metric tons manufactured since 1886.

[1]	European Aluminium Association

[2]	http://www.world-aluminium.org/production/smelting/index.html

ENVIRONMENT, HEALTH, AND SAFETY COMPLIANCE

Compliance with all the laws and regulations in every location where we operate is a requirement for us, but we do not use compliance as our target. Our Values lead us to aspire to be beyond compliance and do what is right for society — today and tomorrow. In many instances, we are performing beyond compliance and leading the establishment of new, higher standards. In the event that performance falls short of our goals, we initiate rigorous review and corrective processes. We track our progress by calculating the rate of environmental incidents1 per location per year.

[1]	An incident is any unpredicted event with capacity to harm human health, the environment, or physical property. Some incidents can lead to an imposition of fines and penalties by various EHS regulatory bodies.

Customer Need Drives Brazilian Recycling Solution

In 2003, Alcoa signed an agreement with three other companies to develop a technologically advanced recycling plant to recover aluminum from post-consumer aseptic packaging from customer Tetra Pak. Aseptic packaging is sterilized packaging used to protect and extend the shelf life of foods and beverages.

In addition to funding 25% of the plant’s US$3.5 million cost, Alcoa has committed to purchasing 100% of the recycled, high quality aluminum for use in Tetra Pak’s foil packaging. Improved recycling rates and additional employment opportunities will flow from the project.

Tetra Pak had been implementing alternatives for post-consumption recycling of its aseptic packaging for some time. This effort received more emphasis in recent years due to the company’s voluntary global commitment to constantly increase recycling of its packaging. The new plant should increase by up to 30% the value of aseptic cartons in the recycling market.

“By doing this project, we hope to encourage sorting centers to collect the material, making the Tetra Pak packages very good business for everyone,” said Fernando von Zuben, environmental director for Tetra Pak.

Recycling is a very important within Brazil’s economic and social fabric since it employs thousands of people who would have difficulty finding other work. Alcoa’s involvement in the Tetra Pak project stems from the company’s customer focus and long-term strategy to eliminate waste and increase the recycling of aluminum.

The recycling plant will be located at a facility owned by project partner Klabin, a US$1 billion Brazilian pulp and paper company. With annual capacity of 8,000 metric tons, the facility will use an innovative plasma reactor that will transform Tetra Pak’s foil packaging (75% paper, 20% polyethylene, and 5% aluminum) into highly pure aluminum and paraffin, which also can be sold.

The plant is expected to be operational in 2004.

Environmental Incident Rate

	Spills Over 20 Liters	Spills Over 2,000 Liters[1]	Environmental Incident Rate per Location per Year
2000	1,038	Not available	9.3
2001	1,146	Not available	8.0
2002	1,219	96	8.1
2003	959[2]	51[2]	7.6[2]

[1]	Spills over 2,000 liters are classified as major incidents in the Alcoa Environmental Incident Management System. The requirements to report major environmental incidents began in 2002, the first year the data were available.

[2]	As of December 31, 2003. Improved assessments and administrative processes can result in the number of spills and the environmental incident rate increasing or decreasing in subsequent years, as they have for the previous years reported on this chart.

Alcoa requires any spill of oils or other liquids in excess of 20 liters to be reported internally as an incident — whether or not they are contained within our facilities, and whether or not they are required to be reported to external agencies. The environmental incident rate includes all categories of incidents reported into the Alcoa Environmental Incident Management System.

Capital Expenditures Process

Alcoa has established a review process to evaluate all capital expenditures for environment, health, and safety to ensure that the appropriate level of attention is being directed to these areas.

A multidisciplinary team reviews plans at an early stage and assists the locations in risk evaluations and technology transfer. Learnings from Alcoa locations throughout the world are quickly applied to similar situations through this review process.

In the case of large expenditures, such as the new aluminum reduction plant planned for East Iceland, a sustainability team has been formed and is developing extensive recommendations on environmental, health, safety, social, and community issues associated with the new facility. The design team, with input from a number of outside resources that include Icelandic architectural firm TBL and Carnegie Mellon University’s Center for Building Performance and Diagnostics, is now working to incorporate the recommendations into the plant. This work will continue throughout the construction period in the lead up to operations.

Endnote

Alcoa’s Environmental Metrics System is a dynamic reporting tool that allows locations to update their data as more complete information becomes available. Modifications to data prior to 2003 reflect an improvement in data quality as locations revise their data measurement techniques in accordance with Alcoa standards and guidelines for reporting, thus eliminating the need for estimates.

Alcoa Signs Clean Air Settlement in Texas

In 2003, Alcoa settled a long-running dispute with citizens groups in Texas (USA), clearing the way for a new mine near Rockdale that will help make its aluminum plant there more competitive globally.

As part of the agreement reached with the U.S. government, the State of Texas, and the three citizens groups, Alcoa will continue its work to reduce sulfur dioxide (SO2) and nitrogen oxide (NOx) emissions from its Rockdale power generators.

Alcoa had already voluntarily reduced NOx emissions by approximately 50% and committed to further reducing SO2 emissions by 90%. The 2003 settlement extends that commitment, with Alcoa either shutting the units down beginning in April 2007 or reducing NOx emissions by approximately 90% and SO2 by 95%. These reductions will eliminate 52,000 metric tons of SO2 emissions and 17,000 metric tons of NOx emissions annually.

In addition to the settlement’s emission reductions, Alcoa also agreed to pay US$1.5 million and to spend US$2.5 million on additional environmental mitigation projects. These include US$1.75 million for land and habitat preservation and US$750,000 for school bus emission reductions in the local area.

With the agreement reached, Alcoa has begun work on its Three Oaks Mine. This mine will supply lignite coal for power operations at its Rockdale Operations, which employs 1,135 and produces metal for the aerospace, automotive, and industrial markets.

Social Performance Indicators

At Alcoa, the health and well-being of the communities where we operate is vitally important. We measure our success as a company by the success of many stakeholders, including our employees and the people in our communities.

Despite their importance to us, meaningful social metrics at a global level remain the most challenging to identify. In this report and in other communications, you will see what we measure in work environment, community engagement, community investment, community progress, and social impact. We consider our commitment in these areas to be longstanding and long-lasting, but the way we measure and report our social performance will evolve over time.

WORK ENVIRONMENT

Equal Opportunity Statement

Alcoa is an Equal Opportunity Employer, supporting a diverse work environment that fosters communication and involvement, while providing reward and recognition for team and individual achievement. All qualified individuals seeking job opportunities with the company will receive consideration for employment without regard to race, color, religion, sex, physical impairment, or national origin.

Diversity

Diversity and inclusiveness within our organizational culture are central to our aspiration of being a values-based and value-creating enterprise. Our Alcoa Business System begins with a fundamental respect for the contributions of each of our employees, respects individual differences as strengths, and nurtures opportunities to achieve professional and personal success. We seek to ensure that no employee is ever marginalized and that the work climate promotes inclusiveness.

One of the challenges that we face is determining the appropriate models of diversity within the cultural complexity of our global family and then collecting data to reflect our progress toward those models. We view our ongoing efforts as a core part of our Values and constantly strive to create an inclusive environment wherever we operate. We still have much work to do in this area, but we are making progress. Our leadership group and Board of Directors reflect the global nature of our enterprise with representation based on gender, regional, and disciplinary diversity.

Alcoa Women’s Network

In an effort to help Alcoa improve its recruitment, retention, and promotion of women leaders, a group of senior women executives within the company is leading the development of the worldwide Alcoa Women’s Network. An early success stemming from their efforts has been the introduction of programs to identify and address issues that affect the company’s women leaders.

The group’s work is primarily aimed at developing women who can compete for and be successful in director and executive level positions. However, 2003 initiatives to develop local networks and create a mentoring program are cascading the effort throughout the varying layers and businesses of the global organization.

“The local networks are an opportunity for women leaders within the same region but perhaps within different businesses or resource units to get to know each other via face-to-face meetings and conference calls,” said Barbara Jeremiah, Alcoa’s executive vice president of corporate development and a founder of the Alcoa Women’s Network. “The local networks also bring in guest speakers to cover issues that are significant to them. Our goal in 2003 was to create five of these networks, and by year’s end we had 11 in various stages of formation. These include networks in the United States, Brazil, and Europe.”

Launched as a six-month pilot in 2003, the mentoring program connects high-potential women nominated by their group president or resource unit leaders with a senior leader. Goals for 2004 include increasing the number of women being mentored and expanding the mentor base to include male leaders.

In the early stages of its formation, the group conducted benchmarking on networks within other companies to identify potential successful strategies for Alcoa. Goals for 2004 include following up on this initial benchmarking and having a new sub-team explore work/life balance issues.

Improving Gender Balance

Dialogue with external stakeholders emphasizes gender balance as an area of mutual interest.

We have focused our efforts to improve the representation of women in our top 1% of corporate leadership positions. Since 1998, we more than doubled the actual number of women in key leadership roles and increased their representation to 12% — an almost 40% increase.

Through the initiative of some of our women leaders, we have created the Alcoa Women’s Network to provide a catalyst for the further development and advancement of women leaders in Alcoa. This year, we feature a case study outlining the network’s activities and achievements to date.

Employees by Region

	U.S.	Other Americas[1]	Europe[2]	Asia Pacific
2000	61,600	46,500	27,400	6,500
2001	56,500	38,700	27,700	6,100
2002	53,500	38,200	28,300	7,000
2003	49,300	35,300	27,700	7,700

[1]	Includes Caribbean, Mexico, and South America

[2]	Includes Middle East and Africa

Includes salaries plus employee expenses for external training, transfer and relocation, expatriate costs, workers’ compensation, travel, recognition and rewards, medical expenses, meals, recruitment, transportation, education, work clothes, and other employee-related expenses. Excludes contract and temporary labor.

2000 figure includes six months of labor costs of mid-year acquisition of Reynolds Metals. 2003 figure includes $345 million in labor costs for Fairchild acquisition. Increase in labor costs per employee due to rising U.S. health care costs and the effects of currency translation.

Labor/Management Relations

We recognize and respect the freedom of individual Alcoans to join, or refrain from joining, legally authorized associations or organizations.

Earthwatch Expeditions: Partnerships in Conservation

For Veronique Ansermet, an Alcoa employee from Lausanne, Switzerland, helping scientists working to save the leatherback turtles in St. Croix brought a new perspective.

“This experience has really been the time of my life — not only because I was able to be in close contact with an absolutely fascinating animal, but also because I had the occasion to meet wonderful people and real friends,” said Ansermet. “Being in contact with nature is an eye opener about the responsibility we all play in protecting our environment. We cannot only rely on scientists who have decided to dedicate their life to this kind of project; we must also rely on ourselves to do the tiny things that will make the difference.”

Alcoa’s support for the Earthwatch Institute, which engages people in scientific field research and education to promote the understanding and action necessary for a sustainable environment, enables effective partnerships to be established between business, employees, and conservation-based organizations. Through these partnerships, Ansermet and six other Alcoa employees had the opportunity to participate in Earthwatch expeditions around the world in 2003 (an eighth could not participate due to a broken leg prior to departure).

The Alcoa expeditioners were all volunteers who nominated themselves for selection. Earthwatch and Alcoa selected the expeditioners on merit, and Earthwatch paid all travel and accommodation costs. The expeditioners used their available vacation time for participation, and all shared their experiences through diaries posted on Alcoa’s website.

While helping add to the knowledge needed to build a sustainable future, this hands-on support for scientific field research offers a rich opportunity for personal development, nurtures relationships between environmental and business organizations, and helps raise awareness and appreciation of the Earth’s ecosystems.

Sixteen Alcoa employees will be participating in Earthwatch expeditions in 2004.

HEALTH AND SAFETY

Health Summary

In 2003, we continued our progress toward eliminating workplace health hazards. At year’s end, 100% of our reporting locations had identified and described these hazards. Quantitative assessments, which are the number of workplace health hazards assessed compared to the hazards that need to be assessed, reached a level of 88% versus a target of 95% due in part to recent acquisitions and continuous hazard reassessments.

Our reduction in the number of chemical hazards that exceeded Alcoa standards from the established 1999 baseline was 61% versus a target of 40%. The 40% reduction target was achieved in 2002.

By year’s end, 96% of our locations had occupational medical services programs in place, and our rate for completing required medical evaluations was 93% versus a target of 100%.

The identification and management of ergonomic (ergo) risks continue to be high priorities. Of our established locations, 99% had identified their top 10 ergonomic risks by year’s end. In addition, 58% of the top 10 ergo risks had been eliminated versus a year-end target of 50%. Ergonomic self-assessment scores of good or better were achieved in 78% of our plant locations, and this performance is reflective of the comprehensive deployment of plant ergonomic programs.

These ergonomic initiatives contributed significantly to our improvements in lost workday and total recordable rates for 2003. Not only have our overall incident rates declined, but the percentage of incidents attributable to ergonomic concerns has also declined at a higher rate. In 2003, the percentage of lost workday and total recordable incidents having an ergonomic causality was reduced to 28% and 27% respectively compared to 32% and 36% in 2002. Over the past two years, Alcoa has achieved a 55% reduction in the number of ergo-related total recordable incidents and nearly a 60% reduction in number of ergo-related lost workday incidents. For 2003, the total recordable ergo-related incident rate was 29% lower and the lost workday ergo-related incident rate was 40% lower than those rates for 2002.

While we have achieved good progress in ergonomics, we have planned more aggressive programs for 2004 and 2005. Our new target for eliminating ergonomic risks calls for a 50% reduction in all significant ergonomic risks within the corporation — not just the top 10.

In alignment with our healthy work-force initiatives, nine out of 10 locations worldwide now have in place health promotion activities as well as employee assistance-type services. Moving forward, we will be expanding our efforts in this area. Key programs to be deployed in 2004 and    (continued on page 31)

Achieving Sustainability Through Leadership

Education and development of leadership skills are critical enablers for the integration of sustainability principles into traditional business practice. With that in mind, Alcoa supports major external and internal initiatives to foster leadership development.

Alcoa and Alcoa Foundation continue to support the World Resources Institute’s Business-Environment Learning and Leadership (BELL) program, which assists MBA programs worldwide to better integrate sustainability principles into traditional business courses.

Each year, the BELL program produces a report called Beyond Grey Pinstripes that assesses the programs and professors leading this integration. A copy of the 2003 report is available online at http://www.beyondgreypinstripes.org/results/index.cfm.

Internally, Alcoa launched advanced general manager and location manager education and development courses in 2003. Each extends over nine month and draws on individualized learning and development processes to ensure that these managers have the skills, knowledge, and leadership capabilities to advance sustainable practices within their businesses and operating locations.

2005 include smoking cessation, flu vaccination, and reducing lifestyle risk factors. These include obesity, high cholesterol, and others that are associated with chronic diseases. We will also strengthen our efforts in assisting employees with chronic disease to achieve their full employment potential.

We were not successful in achieving our 40% reduction in the number or magnitude of the top 10 noise hazards at each location that exceeded Alcoa standards from the established 1999 baseline. At year’s end, we stood at 26%. We will continue to focus on achieving this 40% reduction in 2004 and 2005. We will also focus on strengthening our hearing conservation efforts in order to reduce and ultimately eliminate work related noise induced hearing losses. We have targeted a 25% reduction in the incident rate for new work-related hearing shifts in employees by year-end 2005 from a baseline of year-end 2003.

Lowering Workplace Exposure to Hexavalent Chromium

Following the release of new, credible studies on the long-term health risks for people exposed without protection to hexavalent chromium, Alcoa took action to reduce the workplace exposure limit for this material.

In early 2003, Alcoa reduced the limit for both soluble and insoluble hexavalent chromium to 0.25 micrograms per cubic meter as a time-weighted average — a limit that is about 200 times lower than that currently required by the U.S. Occupational Safety and Health Administration (OSHA).

Chromium is a naturally occurring element found in rocks, animals, plants, soil, volcanic dust, and gases. While the hexavalent form of this material is used for dyes and pigments, leather tanning, and wood preserving, Alcoa uses it primarily for chrome plating and paint pretreatment. Locations that used the material had two choices — take the necessary steps to reduce workplace exposure or completely eliminate the material’s use.

Alcoa’s Southern Graphic Systems chose to ensure every location that manufactured chrome-plated cylinders for printing presses met the new limit. Ongoing monitoring of workplace exposure limits showed that all but two locations were operating below the new chromium limit prior to it being implemented. Investigations revealed mechanical problems with the fume control systems at these two locations. Following adjustments, the facilities came in below the new limit.

In 2003, Alcoa’s Lancaster Works in Pennsylvania (USA) finished a 20-year quest to completely eliminate hexavalent chromium from its manufacturing process. The facility used the material as a paint pretreatment for high-end exterior building panels because of its adhesion and corrosion resistance properties. Working closely with the customer, paint supplier, and pretreatment coating supplier, Lancaster developed a pretreatment system that does not use chrome yet provides the same amount of corrosion resistance and adhesion.

Health and Safety Management System

Over the years, a comprehensive framework for continuous improvement efforts has evolved into what is today known as the Alcoa Health and Safety Management System. This is a comprehensive system used to proactively manage health and safety at all Alcoa locations.

Each location has various task, department, ad hoc, and other committees to develop and implement health and safety programs based on the location’s strategic health and safety plan. These leadership groups include a mix of personnel from the facility.

Our health and safety management systems include recording and notification of occupational accidents and diseases. Our internal standards meet, and in many cases exceed country legislative requirements. Our practices are consistent with the ILO Code of Practice on Recording and Notification of Occupational Accidents and Diseases. Any differences are of a minor nature.

Over the next two years, the Alcoa Health and Safety Management System will be aligned to conform with ISO 14001 and OHASA 18001. This initiative will further strengthen our health and safety management initiatives in such key areas as roles/responsibilities and action plans with closure timelines.

Healthy Workforce Initiatives

Zero injuries and zero work-related illnesses are Alcoa’s long-standing goals, but we also believe that it is possible to go further — for people to go home healthier than when they came to work.

Consequently, one of Alcoa’s six strategic health and safety objectives is the deployment of healthy workforce initiatives. In each case, these initiatives rely on the most efficient combination of community and company resources. The specific type and nature of the initiatives at any given Alcoa location are dictated by local work-force and community expectations.

In 2002, we completed an inventory of our global healthy workforce initiatives. In 2003, we began tracking plant location activity as it relates to community health initiatives (see page 40).

Cumulative Noise Magnitude Reduction

1999-2003

1999 baseline

26% reduction in the magnitude of the top 10 noise sources by reporting locations

Cumulative Chemical Magnitude Reduction

1999-2003

1999 baseline

33% reduction in the magnitude of chemical hazards exceeding Alcoa standards by reporting locations

Cumulative Chemical Number Reduction

1999-2003

1999 baseline

61% reduction in the number of chemical hazards exceeding Alcoa standards by reporting locations

Ergonomic Incidents

	Total Recordable (TRR) Incidents	Number of Ergo-related TRR Incidents	Percent of TRR Incidents Ergo-related	Total Lost Workday (LWD) Incidents	Number of Ergo-related LWD Incidents	Percent of LWD Incidents Ergo-related
2000	5,081	1,460	29%	367	125	34%
2001	4,904	1,560	32%	417	149	36%
2002	2,931	933	32%	212	77	36%
2003	2,497	701	28%	223	60	27%

Year 2000 and, to a lesser extent, 2001 information on ergo-relatedness is incomplete due to inconsistent capturing of information in Alcoa’s Incident Management System.

Management of Chronic Illness in the Workplace Standard

Alcoa maintains a worldwide health standard that enables and supports employees living with chronic diseases, including life-threatening and transmittable diseases like HIV/AIDS, to continue to pursue active careers so long as they are physically capable of doing so, can perform their assigned duties in an acceptable manner, and do not present a direct threat to the health and safety of themselves or others at work.

Reasonable accommodations to the physical needs of such personnel will be made on a case-by-case basis and will, at a minimum, meet all applicable legal requirements. The standard also addresses issues of reasonable accommodation, coworker education and counseling, and confidentiality.

Safety Summary

In 2003, Alcoa’s global lost workday rate of 12 lost workday injuries per 10,000 people in our workforce was the best in Alcoa’s history. Each day, we see more evidence that our goals of zero injuries and zero fatalities are within reach. Globally, more than 99.8% of our employees went home and were able to return to work the next day in 2003.

Four people, however, were fatally injured at work. These were three Alcoa employees and one contractor. As with all fatalities, we have questioned every aspect of these incidents to identify steps that might have prevented this unfortunate and unnecessary loss of life. While there is no single common cause for the fatalities, it becomes clear that human error has played a major role. This is not an excuse but instead is a call for the addition of renewed emphasis on two aspects of safety management: the detection and elimination of low probability events with potential for serious injury or death, and countermeasures to protect against the distractions, stress, emotional influences, boredom, and    (continued on page 34)

Safety in Suriname

Alcoa’s Suralco alumina refinery in Suriname received the International Aluminum Institute’s “Best Safety Performance in the World” award in 2003. Behind this honor is the belief that all incidents can be prevented and a safety program that requires total involvement from all people who enter the facility.

Key to Suralco’s success in reducing all incidents from 66 in 1997 to 22 in 2003 — a 67% reduction — is a systematic and consistent safety approach. Monthly safety meetings create an open forum for discussing workplace issues, providing managers with an understanding of the safety issues being faced by employees. Critical needs can then be addressed more quickly.

Five years ago, the facility started a safety program based on peer observations of work being completed. Properly trained people watching can often see potential for injury or improvement that can escape people actually doing the work. The total workforce was trained in observing safe behavior, and 1,900 job safety observations are now made monthly. Anonymous data gathered from the observations are used to identify priorities for improvement in various operating areas.

The facility also has an effective safety award system that matches other traditional performance appraisal systems, such as financial and customer satisfaction. In addition, the refinery’s permanently employed medical staff of 18 actively supports health and safety programs that include medical care for employees, their families, and retirees.

“Reducing the number of incidents from 200 a year to 75 a year is the easy part,” said Jan Vandenbergh, environment, health, and safety manager for Suralco. “Reducing the number of incidents from 19 to 12 a year and on from there is the difficult part.”

He adds, “The award from the International Aluminum Institute is significant for Suralco. It shows we’re making progress and earning success through systematic and consistent commitment to safety.”

fatigue that inevitably creep into any human organization.

Another safety development in 2003 was the appointment of our corporate safety director, Rick Williams, to the newly convened NASA Aerospace Safety Advisory Panel. He will assist the U.S. space agency in its ongoing review and improvement of safety systems, operations, and culture.

HUMAN RIGHTS

Alcoa is a global enterprise that does business in many distinct local markets. In order to do so successfully, we rely on all Alcoans living our Values and supporting Principles. We also work under an explicit statement of human rights that creates a coherent language for defining leadership across multicultural boundaries.

Values provide the common framework for our decisions, actions, and behaviors. They are our universal language — transcending culture and geography. Living our Values requires us to meet the highest standards of corporate behavior in all aspects of business — in all regions of the world. The foundation of our Values is dignity and mutual respect, which are fundamental to our enterprise. We have a global Ethics and Compliance Line (see page 13) to enable employees to anonymously report, in their native language, any concerns they may have. We follow up on every reported issue.

Alcoa’s approach to issues involving human rights is guided by our Values and Principles.

Children and Young Workers

As a fundamental principle, we do not employ children or support the use of child labor. We do encourage the creation of educational, training, or apprenticeship programs tied to formal education for young people.

Freedom of Engagement

We believe that people should work because they want or need to, not because they are forced to do so. We prohibit the use of prison labor, forcibly indentured labor, bonded labor, slavery, or servitude.

Equality of Opportunity

We recognize, respect, and embrace the cultural differences found in the worldwide marketplace. Our workplace is a meritocracy where our goal is to attract, develop, promote, and retain the best people from all cultures and segments of the population, based on ability. We have zero tolerance for discrimination or harassment of any kind.

Compensation

We ensure that compensation meets or exceeds the legal minimums and is competitive with industry standards. Our compensation philosophy is clearly communicated to employees and is in full compliance with all applicable laws.

Freedom of Association

We recognize and respect the freedom of individual Alcoans to join, or refrain from joining, legally authorized associations or organizations.

Relationships with Indigenous People

Within the framework of our Values, we respect the cultures, customs, and values of the people in communities where we operate and take into account their needs, concerns, and aspirations.

Supplier and Contractor Requirements

Alcoa has a comprehensive Ethics and Compliance Program that requires adherence to our policies and guidelines, which include environmental and social responsibilities. Available in 18 languages, the materials are provided to all employees and long-term contractors throughout the world.

The materials are also available to all current and potential suppliers via alcoa.com. Beginning in 2003, these materials — and training as appropriate — were provided directly to our major suppliers to ensure that they are aware of our requirements for business conduct.

SOCIETY

More than 50 years ago, Alcoa institutionalized its ability to invest in Alcoa communities by establishing an asset-based foundation. Since 1952, Alcoa Foundation has been the primary instrument for our community investments, granting more than US$371 million in over 30 countries since its founding. These grants have taken many forms and benefited thousands of non-governmental organizations (NGOs), hundreds of communities, and countless individuals striving to improve their quality of life. (The foundation’s policies, practices, and priorities can    (continued on page 36)

Bringing Social Responsibility to the Supply Chain

Supply management professionals are in an ideal position to contribute to the refinement of social responsibility both inside their companies and with their supply chains. That reality led the Institute for Supply Management to develop its Principles and Standards of Social Responsibility, which will be officially released in April 2004.

Alcoa employees participated in the development of the principles and standards in three ways: serving on the organization’s board, which made the decision to pursue the project; being a member of the commission that developed the actual principles and standards; and serving on the ongoing committee that will deliver and explain the principles and standards.

“The Alcoa representatives brought experience and knowledge in the area of social responsibility and its importance to business,” said Scott Sturzl, C.P.M., vice president of educational development resources for the institute. “This was shared with the commission to help members understand the direction that should be taken, the information that should be incorporated in the final standards and principles, and the cultural challenges that might be faced when talking about social responsibility around the world. All of this input helped the commission develop a document that uses care in its wording but also takes a stance on the importance of social responsibility.”

The principles and standards cover seven areas of social responsibility: community, diversity, environment, ethics, financial responsibility, human rights, and safety. The institute plans to ask Fortune 500 companies to adopt the new principles and standards or show that a comparable document already exists. The organization will also conduct ongoing research to measure whether it is influencing positive change and to provide companies with a means to benchmark their social responsibility work.

In 2003, Alcoa convened an internal team to examine its social responsibility initiatives and formally develop the company’s positions on the institute’s seven areas of social responsibility.

be found in the Community section of alcoa.com.)

Our social commitment is evidenced in more than grantmaking. Employee volunteerism offers a growing and global aspect of our engagement with communities through company-supported but Alcoa Foundation-managed programs like ACTION and Bravo! grants. The giving of products and property provide additional Alcoa assets for community enhancement. The sharing of knowledge and insight and the development of community partnerships and methods to sustain NGOs offer still other dimensions of our work. These are reflected, in part, in our community advisory and community framework data and in the case studies presented throughout this report.

Alcoa Community Giving

The following data reflect the addition of cash, product, and property-related gifts from Alcoa that began in 2001 to supplement Alcoa Foundation’s grantmaking. These additional resources reflect our desire to maintain an appropriate and leading level of investment in our communities as we expand to new markets, countries, and communities.

Alcoa Community Giving (US dollars)

2000	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe	Global
Alcoa Foundation	20,103,977	15,385,392	456,528	204,500		25,000		148,284	1,250,290	1,508,683	1,125,300
Other Related Foundations	1,348,333	868,002		45,500					434,831
Alcoa	3,286,315	1,493,338		83,825		197,390	694,808	56,489	498,014	262,451
Excess FMV of Donated Property
Total Combined Giving	24,738,625	17,746,732	456,528	333,825	0	222,390	694,808	204,773	2,183,135	1,771,134	1,125,300

2001	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe	Global
Alcoa Foundation	21,284,784	15,029,312	948,750	209,200	196,892	99,500	100,000	167,000	1,306,781	1,897,350	1,330,000
Other Related Foundations	658,951	189,250		8,000					461,701
Alcoa	18,088,028	11,090,743		3,240,453		9,799	699,904	64,508	2,229,606	753,015
Excess FMV of Donated Property	12,600,000	12,600,000
Total Combined Giving	52,631,763	38,909,305	948,750	3,457,653	196,892	109,299	799,904	231,508	3,998,088	2,650,365	1,330,000

Building Stronger

Communities in Australia

Strong communities emerge from the active collaboration of individuals, institutions, governments, and businesses in developing strategies for dealing with change and seizing opportunities for growth. In 2003, Alcoa and Curtin University of Technology launched a unique program to strengthen Australian communities that have been weakening in recent years due to technological and societal changes.

The Alcoa Research Centre for Stronger Communities, under the auspices of Curtin’s Division of Humanities, provides a multi-disciplinary research environment that encourages coordinated research to resolve the complexities of developing stronger communities.

The center is monitoring community trends and will provide policy makers, practitioners, and researchers with tools and language for creating policies and programs that can improve the quality of life in Australian communities. The center is closely linked with similar Australian initiatives, including the federal government’s Stronger Families and Communities Project.

Strong communities involve people of all ages and embrace cultural diversity. They have shared commitments with local government, workplaces and community services, and they recognize the fundamental importance of sport, recreation, and the arts. They also have strong and natural links with schools and colleges.

Throughout Australia, communities are facing the challenges of new technology and the development of “virtual” communities. Increased work demands limit the time people can engage in their communities, and a population shift to large cities is further disintegrating Australia’s rural communities.

“By working toward stronger communities at family, local, and state levels, we lay the foundation for strong and harmonious communities at national and global levels,” said Professor Lance Twomey, vice chancellor of Curtin. “That’s why this work is so important.”

Alcoa Community Giving (US dollars) continued

2002	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe	Global
Alcoa Foundation	17,211,415	11,464,815	840,800	229,285	196,394	20,000	135,000	167,085	1,088,834	1,879,201	1,190,001
Other Related Foundations	536,022	44,783		6,000					485,239
Alcoa	11,355,071	6,273,962	723	178,829		44,239	1,156,334	102,057	2,679,971	918,957
Excess FMV of Donated Property	5,650,000	5,650,000	0
Total Combined Giving	34,752,508	23,433,560	841,523	414,114	196,394	64,239	1,291,334	269,142	4,254,044	2,798,158	1,190,001

2003	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe	Global
Alcoa Foundation	14,970,191	8,808,555	620,387	205,500	234,500	75,000	236,500	105,000	1,241,430	1,233,140	2,210,179
Other Related Foundations	517,000								517,000
Alcoa	11,069,967	7,481,969	122,755	485,078		72,284	2,096,064	(4,729)	393,934	422,612
Excess FMV of Donated Property	265,405	170,453							94,952
Total Combined Giving	26,822,563	16,460,977	743,142	690,578	234,500	147,284	2,332,564	100,271	2,247,316	1,655,752	2,210,179

Global grants can be awarded in any country for purposes that benefit multiple countries, including the United States.

Helping Communities Cope with Emergencies

Throughout the world, people who are the first to respond to emergencies of any kind within their community are receiving free training on how to prevent injury, facilitate the flow of goods and services, and reduce confusion and loss of life.

Alcoa’s First Responder Training Initiative flowed from the Alcoa Relief Fund, originally a fund of nearly $2.5 million established following the September 11th terrorist attacks in the United States. A portion of the money provided immediate relief for the people, small- and medium-sized businesses, and communities affected by those events. The remaining funds are supporting first responder training in Alcoa communities around the world to enhance community preparedness to cope with emergencies and natural disasters.

Training support, delivered by qualified organizations within each community, is available for professional or volunteer emergency medical personnel, police officers, firefighters, or others trained to be on site first during an emergency.

The program builds on Alcoa’s commitment to safety and health and the conviction that prior analysis, planning, training, and communication can help ease the effects of an emergency. The initiative also reinforces the idea that everyone has a role to play in keeping communities safe and that every citizen, if trained in basic medical and/or civil response procedures, can lend solid support to professionals in the field and foster community preparedness for emergencies.

Up to US$1.7 million was available for training, with US$200,000 awarded for first responder education in New York City and US$100,000 given to Pennsylvania (site of the Shanksville plane crash). The remaining funds are designated for Alcoa location requests, educational materials, and public awareness activities.

In 2003, 107 Alcoa locations requested funding for first responder training. Of these applications, 54 were international and 53 were U.S.-based.

ACTION Grants

Since 2001, Alcoans Coming Together In Our Neighborhoods (ACTION) has recognized Alcoans for designing community projects as a team. When 10 Alcoans organize a project and contribute a day of service for a nonprofit organization, ACTION increases the benefit by awarding the nonprofit $3,000.

ACTION began as a pilot in four locations in 2000 and grew to 110 projects representing 60 Alcoa locations around the world in 2001.

These figures more than doubled in 2002, with 234 employee-directed community service projects completed in 119 Alcoa locations. In 2003, 341 ACTION projects occurred. This figure was bolstered by Taking Actions — Alcoa’s Worldwide Week of Service in November 2003.

ACTION Grants

2001	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe
Number of Grants	110	67	10	3			8	3	12	7
U.S. Dollar Value	$330,000	$201,000	$30,000	$9,000			$24,000	$9,000	$36,000	$21,000
Number of Hours	9,340	5,048	524	328			488	120	1,552	1,280
Number of Employee Volunteers	2,332	1,259	131	82			122	30	388	320
Average Number of Hours per Project	85	75	52	109			61	40	129	183

2002	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe
Number of Grants	234	105	17	18		3	36	3	24	28
U.S. Dollar Value	$702,000	$315,000	$51,000	$54,000		$9,000	$108,000	$9,000	$72,000	$84,000
Number of Hours	19,669	7,218	816	1,423		173	5,615	120	2,422	1,882
Number of Employee Volunteers	4,106	1,496	200	245		51	1,392	30	331	361
Average Number of Hours per Project	84	69	48	79		58	156	40	101	67

2003	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe
Number of Grants	341	166	25	18		1	44		33	54
U.S. Dollar Value	$1,023,000	$498,000	$75,000	$54,000		$3,000	$132,000		$99,000	$162,000
Number of Hours	25,257	11,158	3,367	1,299		40	2,522		3,223	3,648
Number of Employee Volunteers	4,461	2,031	485	195		10	598		492	650
Average Number of Hours per Project	74	67	135	72		40	57		98	68

Bravo! Grants

Alcoa’s Bravo! program, which began worldwide in 2002 after a pilot phase in 2001, recognizes employees who can make a substantial time commitment to a nonprofit or NGO. When an Alcoan volunteers at least 50 hours a year at a charitable organization, Alcoa awards the organization $250.

Applications for community service performed in 2002 were accepted through late spring of the next year — 2003. The following data include the number of Bravo! grants awarded by December 31, 2003, for both 2002 and up until year’s end 2003. Additional 2003 Bravo! awards will be granted through the 2003 application deadline of March 31, 2004.

Bravo! Grants

2002	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe
Number of Grants	437	143		19			161	2	55	57
U.S. Dollar Value	$109,250	$35,750		$4,750			$40,250	$500	$13,750	$14,250
Number of Hours	35,758	8,644		966			20,275	100	2,750	3,023
Average Number of Hours per Volunteer	82	60		51			126	50	50	53

2003	Total	U.S.	Mexico	Canada	Africa	Asia	Australia	Caribbean	Central & S. America	Europe
Number of Grants	1,795	369	92	140			358		613	223
U.S. Dollar Value	$488,750	$92,250	$23,000	$35,000			$89,500		$153,250	$55,750
Number of Hours	169,136	45,339	5,196	19,634			45,774		30,692	22,501
Average Number of Hours per Volunteer	94	123	56	140			128		50	101

Taking Action — Alcoa’s Worldwide Week of Community Service

As a capstone to Alcoa Foundation’s 50th anniversary yearlong celebration, Alcoa launched its first ever worldwide week of service November 17-23, 2003.

Taking Action — Alcoa’s Worldwide Week of Community Service provided a unified timeframe for Alcoans to work in teams or individually at nonprofits and to help nonprofits attract volunteers to their efforts. More than 150 Alcoa locations participated at over 235 events that ranged widely from volunteer fairs and employee recognitions to the planting of native plants and vegetation, environmental awareness, and the cooking and delivery of food bank meals.

The Week of Service focused on the theme of conservation and sustainability to underscore our values and to encourage location and (continued on page 40)

Taking Action — Alcoa’s Worldwide Week of Community Service

Taking Action — Alcoa’s Worldwide Week of Community Service in November 2003 matched employee volunteer time with Alcoa grants. Nearly 45% of the projects undertaken during the Week of Service highlighted conservation and sustainability, an Alcoa Foundation Area of Excellence and a focal point for Alcoa’s sustainability initiatives.

From working side-by-side with students in Romania to clean the Cris River to converting an illegal garbage dump into a community garden in Jamaica, Alcoa employees logged thousands of volunteer hours in their communities to help make a difference. A complete listing of activities by country and the employees who received special recognition and one-time $1,000 grants for their NGOs is available on alcoa.com. The following illustrate the range of activities and their worldwide reach.

San Ciprian, Spain

Students at the Vista Alegre School can enjoy a nature walk from their school to a greenhouse thanks to the hands-on efforts of Alcoan volunteers, who cleared a trail and planted vegetation as an ACTION project. Following the event, more than 400 students, parents, teachers, Alcoans, and civic leaders celebrated with a lunchtime fiesta.

Pennsylvania, USA

A group of 29 Alcoa employees, family members, and friends worked with the Manheim Township Overlook Foundation to improve wetlands. They developed a stormwater filtering system and planted trees and native plants to attract wildlife and fowl back to the area. The activity combined ACTION, Life! and the 10 Million Trees initiatives in this riverbank improvement.

Itajuba, Brazil

More than 250 students and teachers were on hand and on horseback for a workshop given by an Alcoa ACTION team. The workshop included a classroom lecture followed by an environmental horse riding event to learn more about the environment and to plant tree seedlings donated by Alcoa to the local community.

employee engagement with NGOs in this area. More than 6,000 Alcoans volunteered in projects during the week, and over 15,000 Alcoans participated in Week of Service events. We plan to make this an annual event and focal point for employee engagement.

Community Consultation

The Alcoa Community Framework is designed to build strong relationships with employees, their families, community leaders, and government officials. The framework allows for great local flexibility and results in community engagement through a variety of events. These range from simple briefings, issue discussion forums, open houses, plant tours, and tree plantings to active participation by community members in the development of our locations’ environmental improvement programs.

In the United States, for example, implementation of the Alcoa Community Framework is mandatory, and we created a seven-person Public Strategy Group to work with every location to implement the framework. In 2003, this team began a formal process with more than 130 U.S. locations so that each plant can conduct a community assessment to assure that it speaks and listens to its local community. This process will assure that other aspects of the framework related to government and media relations, effective community consultation, and employee engagement are directly linked to the location’s business strategy and will have a positive contribution to the bottom line.

About 30% of our worldwide operating locations have some type of established community program to meet with community leaders, engage residential members of the community, and/or address areas of shared concern.

The inaugural Alcoa Global Leadership Award for Best Community Engagement recognized Alcoa Rigid Packaging as the Alcoa business unit that, in 2003, created an environment to make all of its locations the best in their communities by effectively combining community activities to achieve the goals and objectives of both Alcoa Foundation and the Alcoa Community Framework simultaneously.

	Number of Locations Holding Community Programs	Number of Programs	Number of Community Participants
2001	65	231	430,998
2002	109	501	369,608	[1]
2003	105	575	436,844

[1]	Due to Alcoa’s revised standards for community programs, locations are now reporting better data related to the number of individuals directly impacted instead of those indirectly impacted by means of newsletter circulation or event sponsorship.

Community Health Initiatives

The safety and health of the people who live in Alcoa communities remain of vital concern to us. We reinforce our Values and demonstrate our commitment to our neighbors when we focus on health in the community and share information that can lead to injury and disease prevention, healthier lifestyles, and better life prospects for community residents.

In 2003, we instituted new tracking and reporting methods to capture data on the number of Alcoa locations that have engaged their communities through health-related initiatives. Our first year of reporting indicates that more than 115 Alcoa locations have already linked with their communities through 251 community health programs — engaging 258,093 individuals worldwide.

Bribery and Corruption

Alcoa has a corporate-wide policy and zero tolerance for bribes. Our corporate approach is one of strict compliance with all laws focused on anti-bribery and corruption, such as the provisions of the Foreign Corrupt Practices Act (FCPA).

Alcoa’s policy in this regard clearly states that all directors, officers, and employees shall comply with all laws and regulations that are applicable to the company’s activities. These provisions of Alcoa’s Business Conduct policy are further reinforced and specifically addressed in Alcoa’s Guide to Business Conduct, which has been translated into 18 languages and deployed globally to all employees and contractors.

Political Contributions

Pursuant to Alcoa’s business conduct policies, the use of company funds, property, services, and things of value for or in aid of (or in opposition to) any political parties or candidates for public office is prohibited. Similarly, the policies dictate that no such corporate asset may be used, without the prior written approval of Alcoa’s Chairman of the Board and the general counsel, for or in aid of (or in opposition to) any committee whose principal purpose is to influence the outcome of a referendum or other vote of the electorate on a public issue.

Employees may volunteer their own time to assist a candidate or campaign committee. However, company facilities, employee work-time, support services, office supplies, electronic mail access, etc., may not, under any circumstances, be utilized in such an effort. Nor does the company allow the formation of political action committees (PACs).

Similarly, corporate funds cannot be used to purchase tickets or otherwise pay for the admission fee (or other expenses) to fundraising activities of any candidate, potential candidate, political committee, or political party.

PRODUCT RESPONSIBILITY

Customer Environmental, Health, and Safety Activities

In response to increasing requests from customers and suppliers, Alcoa conducted three daylong benchmarking sessions in North America during which we openly shared our approach to environment, health, and safety. Topics include integration of EHS into manufacturing processes, fatality prevention, occupational health initiatives, environmental programs, internal audit programs, and metrics systems.

Product Information and Labeling

Product labels and material safety data sheets are made available to all customers, with some available in multiple languages. For a complete listing, visit alcoa.com.

Online Privacy Statement (Worldwide)

Alcoa is committed to safeguarding privacy online. From time to time, Alcoa may make changes to this privacy statement to reflect changes in its business or to serve users better. Alcoa will use reasonable efforts to publish any such changes in the privacy statement.

Alcoa protects privacy on alcoa.com through four basic principles:

1.	Users will always be advised when Alcoa is collecting information about them or their online preferences and expectations and it will be made clear how that information is to be used.

2.	Users will be able to choose whether or not they want to provide that information.

3.	Any information collected about users will be secure and not shared with any third parties unless users give prior permission for that information to be shared.

4.	Users will have access to any personal information Alcoa collects and keeps about them, and they will be able to securely change or delete that information at any time.

Because Alcoa offers a wide range of online business opportunities for its customers, the amount of information the company needs to collect in order to serve them in a particular business transaction will sometimes vary from case to case. Regardless of the amount of information collected, the four principles listed above will apply. Wherever Alcoa collects personal information, users will find a link to this privacy statement. If users choose not to provide some information, for example to enable confirmation of credit status, it may not be possible for them to proceed with their chosen business activity with Alcoa.

Economic

Performance Indicators

One of the cornerstones of Alcoa’s Vision is our focus on creating superior economic value for our stakeholders while living our Values. This, we believe, is a key component of our contribution toward sustainable development.

Our goal to create superior economic value is underpinned by three financial goals: joining the first quintile of S&P Industrials in return on capital performance and return greater than cost of capital through the cycle; sustained cost reduction; and a strong balance sheet. These financial goals have at their foundation our commitment to live by our Values.

LONG-TERM SHAREHOLDER VALUE

Our commitment to our Values and our performance against our financial goals has resulted in superior shareholder returns. We delivered a total shareholder return1 of 18% over the last 10 years and 17% over the most recent five years compared to the S&P 500 Index of 11% and –1% and the Dow Jones Industrials Index of 13% and 5% respectively over the same period.

In 2003 alone, we posted a total shareholder return of 71%, far exceeding the S&P 500 Index (29%) and the Dow Jones Industrials Index (28%).

[1]	Represents the annualized return a given investment in a stock would have delivered over a given period with the assumption that all dividends are reinvested in that stock.

Airbus and Alcoa

Perhaps the best recognition of a team’s work is when a customer cites its efforts. According to Airbus, “Alcoa sought — and won — a strategic position on the A380 by applying its integrated product approach.”

“Alcoa applied all of its aviation industry experience to the A380 program, developing new alloys specifically for the 555-seat aircraft as part of the largest and fastest development program ever undertaken by the metals manufacturer.”

The A380 features more new Alcoa materials and products than any other aircraft on which the company has been involved. Alcoa products are literally used from nose to tail, beginning with forward landing gear support structure to forgings for the horizontal and vertical stabilizers.

Working closely with Airbus’ design team, Alcoa Fastening Systems developed the XPL® Lockbolt with a titanium collar that is both strong enough to handle the wing’s great size and compatible with the composite and aluminum materials it has to link. As a result, the A380 will use about one million Alcoa Lockbolts on every aircraft.

A new, highly damage-tolerant alloy called A6013 HDT is used for the A380 fuselage skins, while the largest die forgings ever made by Alcoa will serve as the aircraft’s 21-ft.-long 6-ft.-wide wing spars.

On the A380’s upper wing, skins measuring up to 112 ft. in length are being produced from A7055 alloy, and Alcoa is manufacturing lower wing skins with the A2024 HDT alloy that also provides high damage-tolerant qualities.

Alcoa has been listed on the New York Stock Exchange1 (ticker symbol: AA) since 1951 and currently has an estimated 278,400 common shareholders that owned, on average, 853 million common shares in 2003.

Our returns to shareholders have been delivered through a combination of capital growth and dividends. Alcoa is committed to continually distributing some of its earnings to shareholders through dividends, which have been paid uninterrupted since 1939. Currently, we pay a dividend four times a year. The Board of Directors determines the amount of dividend paid, taking into account various factors that include operational performance and capital requirements. Our dividends have grown at a compounded annual rate of 12% for the last 10 years.

[1]	Alcoa currently has secondary listings on exchanges in Australia, Belgium, Germany, Switzerland, and the United Kingdom. Our preferred shares are listed on the American Stock Exchange.

Distribution to Shareholders

	Dividends[1] (millions of US dollars)	Dividends Paid per Common Share (US dollars)
2000	418	0.50
2001	518	0.60
2002	509	0.60
2003	516	0.60

[1]	Includes dividends to both common and preferred shareholders

Return on Capital — Progress Toward First Quintile

Alcoa’s return on capital (ROC) for the full year of 2003, as measured by Bloomberg, was 7%, up from 4.2% in 2002. The entry point of the first quintile of the S&P Industrials, as of third quarter 2003, was 15.9%. Alcoa remains committed to the goal of achieving first quintile return on capital.

Boeing and Alcoa

The latest and longest-range version of Boeing’s 777® airliner features wing panels produced with Alcoa’s 2324-T39 Type 2 aluminum alloy.

Using this alloy in its first production application, Boeing maximizes the 777-300ER’s performance as a result of Alcoa’s extensive metallics experience. The 2324-T39 Type 2 alloy provides important weight savings, which translates into increased range for the long-haul Boeing airliner.

The 777-300ER wing uses three large underwing panels manufactured with this latest Alcoa alloy. The alloy’s strength, combined with heat-treatment and stretching used in the production process, enable the panels to be thinner while still providing the support needed for the aircraft’s massive wing structure.

With a maximum range of 7,705 nautical miles, the 777-300ER can fly non-stop between such destinations as New York-Tokyo, Johannesburg-London, and Frankfurt-Singapore.

Positioning for Growth — A Strong Balance Sheet

A strong balance sheet — reflected in terms of the relationship between debt and total capitalization — is crucial to enabling profitable growth through both the general economic and aluminum cycles. Alcoa’s target debt-to-total capitalization is defined as between 25% and 35%.

In 2003, Alcoa made significant progress in strengthening its balance sheet, moving debt-to-total capitalization from 43.1% as of the end of 2002 to 35.1% as of year-end 2003. This was achieved by improved operating performance and cash from operations, capital discipline resulting in lower capital expenditures, and greater working capital efficiency coupled with rising shareholder equity.

Ford and Alcoa

Ford’s F-Series™ pickup trucks are the most popular vehicles in the world. The F-Series has been America’s bestselling truck for 27 years and the country’s best-selling vehicle for 22 years in a row. So, when Ford began work on its all-new 2004 Ford® F-150® pickup, it stood to reason they would be careful in whom they would choose to be part of the project.

Alcoa worked with Ford to help engineer and design a solution where Alcoa supplies the aluminum sheet used for the hoods of the new F-150 — the widest-width aluminum closure produced in the North American automobile market … a testament to Alcoa’s ability to meet the supply challenges associated with America’s highest-volume vehicle.

Alcoa also supplies heat shields for the 2004 Ford F-150 to help manage heat away from critical components. Alcoa’s automotive products featured on Ford trucks include closures panels, wiring harness and electrical distribution systems, and aluminum wheels.

Ford, F-Series and F-150 are trademarks of Ford Motor Company.

Our strong balance sheet has allowed us to retain an investment grade rating with major agencies, such as Standard & Poor’s (S&P) and Moody’s, for more than 26 years. As of the end of 2003, we are rated “A-” by S&P and “A2” by Moody’s.

Acquisitions, Expansions, and Divestitures — A Platform for Growth

In 2003, we successfully progressed on our portfolio restructuring program announced in January 2003, realigned two of our international partnerships, and moved forward with the expansion and repositioning of our global refining, smelting, and energy generation systems. During the year, we also completed two small, bolt-on acquisitions in the packaging and building and construction markets.

As part of the portfolio restructuring program, our Latin American PET business and our investment in the Latin American aluminum can business (LATASA) were successfully divested in 2003. We also reached agreement for the sale of the Specialty Chemicals business, which is expected to close in the first quarter of 2004. In January 2004, we sold our packaging equipment business. These divestitures help bring focus to our portfolio and strengthen our balance sheet. We are on track to complete the portfolio restructuring program in the first half of 2004.

In August 2003, we realigned our partnership with the Camargo Correa Group, acquiring the remaining 40.9% shareholding in our South American operations in exchange for 17.8 million shares of Alcoa common stock, with an agreed value of approximately US$410 million. This transaction increases our stake in one of the lowest-cost, integrated power generating, refining, and smelting facilities in the world.

In August, we also announced the realignment of our alliance with Kobe Steel Ltd. (Kobe) of Japan. This alliance, which was initially formed in 1992, involved joint ventures in the development of aluminum products for automotive applications as well as in the manufacture of can sheet. Alcoa and Kobe    (continued on page 46)

China and Alcoa

The Nanjing Olympic Sports Centre, in Jiangsu province, China, will be the main stadium for the 10th National Games in 2005 and is to become the largest sports architectural complex — with the most comprehensive functions — before Beijing hosts the 2008 Olympic Games.

Occupying a total of 89.6 hectares of land, with 400,000 square meters of floor area, the Nanjing Olympic Sports Centre will feature a main stadium, gymnasium, swimming stadium, tennis center, news center, and auxiliary projects, such as communications, engineering, and energy centers.

The designers of this state-of-the-art facility, HOK Sport + Venue + Event, the world’s leading public assembly design firm, sought to create an exceptional facility worthy of being at the center of the world stage. For part of the roofing of the massive project, they tapped Alcoa Europe Building and Construction for its experience, expertise, and its ability to deliver, in short lead times, Reynolux, a unique prepainted product from Alcoa that uses coil-coating techniques to enable one or more coats of paint to be applied. Reynolux is known the world over as an excellent multipurpose material for roofing, façade cladding, and many indoor and outdoor uses. It provides exceptional resistance against UV light and protection against weathering for high durability and long life expectancy. The optimal adherence of its paint allows the Reynolux product to be bent into many complex shapes.

will now broaden their cooperation in the automotive market but discontinue their association in the KAAL can sheet joint ventures. Alcoa has, therefore, acquired from Kobe the remaining 50% interest in the KAAL Australia can sheet business and remaining 20% interest in the KAAL Asia distribution business. In turn, Kobe has purchased a 47% interest in the KAAL Japan can sheet business from Alcoa.

In 2003, we received final approval to embark upon the construction of a $1.1 billion, 322,000-metric-ton-per-year smelter in East Iceland. This low-cost, greenfield smelter is scheduled to begin production in 2007. To further enhance our low-cost position in primary metals, we signed a memorandum of understanding on a low-cost smelter project in Bahrain and embarked on a feasibility study on a smelter project in Brunei.

In alumina production, the 250,000-metric-ton expansion at the Jamalco alumina refinery was completed in 2003, and production will commence ahead of schedule. We continue to take measures to strengthen our leadership position in global alumina and have announced major brownfield expansion projects at facilities in Pinjarra (Australia) and Suriname.

In energy generation, we continued our investment program to increase our renewable self-generated energy sources. In Brazil, the Machadinho hydroelectric project was completed in 2002, and the construction of the Barra Grande generating facility progressed in 2003.

In January 2004, we acquired an additional 44 million shares in Aluminum Corporation of China’s (Chalco) new share placement. This purchase will maintain Alcoa’s 8% shareholding in Chalco which is the sole producer of alumina and the largest producer of primary aluminum in China — the fastest growing market for aluminum in the world.

Cost Savings Initiatives — Drive for Productivity

In December 2003, we completed and exceeded by US$12 million a three-year US$1.0 billion cost challenge. This was the second three-year cost challenge over the past six years. The first one, covering the 1998 to 2000 period, targeted US$1.1 billion in annual costs. These cost savings are sustainable in nature, excluding components such as energy and currency. We will continue to widen the application of the Alcoa Business System throughout the company in a continuous effort to drive down costs.

Addressing Employee, Community Needs During Plant Transitions

When Alcoa needs to close, idle, or curtail work at one of its facilities for competitive reasons, the company works to help minimize adverse effects on the surrounding community and maximize opportunities for each Alcoan affected by the situation. Three facilities in the state of Washington (USA) provide examples of this work.

In the months before closing its Northwest Alloys smelter in Addy, Alcoa applied for and received federal assistance to provide up to two years of financial support and retraining for the facility’s 325 employees. Alcoa also provided additional funding for outplacement support services for all displaced employees.

An Alcoa smelter located in Wenatchee has been idle since 2001. About 400 employees at the Wenatchee Works continue to receive a regular wage and benefits, coming to work on a full-time schedule. If there is not sufficient upkeep work at the plant site, employees are paid to work on volunteer assignments in the community, engage in health and fitness programs, and pursue educational opportunities with local community colleges and adult education programs. By year’s end 2003, the facility’s employees had contributed more than 80,000 hours of community service.

Alcoa Intalco Works, an aluminum smelter in Ferndale, Washington (USA), saw its employee base decline from 700 to 400 in 2003. Before the reduction, Alcoa established a partnership committee with state agencies, union members, Intalco management, and community education representatives to identify employee needs and plan and implement action plans for those who would be displaced. The state organizations are providing comprehensive outplacement services, and federal assistance is providing training and support lasting up to two years per person.

In each of these three communities, Alcoa Foundation continued to provide support for established community engagement as well as Alcoan volunteer efforts through ACTION and Bravo! grants.

CUSTOMERS

In 2003, Alcoa generated revenues of US$21.5 billion in 41 countries. This represents a compounded annual sales growth of 9% over the last 10 years and 7% over the most recent five years. The growth rate over the last 10 years in global primary aluminum consumption was approximately 4% per year, as estimated by CRU Group.

Alcoa serves customers across an array of markets. Our products and components are used worldwide in aircraft, automobiles, beverage cans, buildings, chemicals, sports and recreation, and a wide variety of industrial and consumer applications. At every level in the organization, we seek to strengthen our relationship with our existing customers while developing new ones.

We work closely with many of our customers, leveraging our knowledge of our products to develop applications that generate value to them and their customers. Supporting this objective, Alcoa created a new role of chief customer officer in 2003 to lead the strategic co-ordination of customer service and relationships. This role will spearhead the efforts that are currently being made by our different Market Sector Lead Teams in developing industry, market segment, and specific customer strategies by working across all of Alcoa’s multiple businesses. Our objective is to exceed customer expectations in quality, delivery, and service.

Nestlé and Alcoa

When it comes to Nestlé® — the world’s largest food company, based in Vevey, Switzerland — Alcoa businesses, from Southern Graphic Systems and Alcoa Flexible Packaging to Alcoa Aluminio in South America and Alcoa Closure Systems International, work closely together to ensure Nestlé’s vast array of brands look their best.

Household names the world over such as Nestlé Nesquik®, Nestlé Maggi®, Nestlé Coffeemate®, Nestlé Baking Chocolates — not to mention pet foods like Purina® Whisker Lickin’s® and Leche Moustaches® — feature shrink-sleeve labels, foil packaging, and foil/paper overwraps from Alcoa Flexible Packaging and Alcoa Aluminio for consumer eye appeal to help drive growth.

Nestlé frozen food brands such as Lean Cuisine®, Skillet Sensations™, and numerous ice cream products, in addition to a wide range of confections, are helped to market by Alcoa’s Southern Graphic Systems, which implements pre-press graphics work prior to the printing and development of packaging. Alcoa Closure Systems also provides closures to a wide range of Nestlé beverage brands, including Poland Spring®.

In all, Alcoa packaging businesses add impact to dozens of Nestlé products … in practically every one of the more than 100 countries in which Nestlé operates.

Revenues by Market (percent)

	Packaging & Consumer	Aluminum & Alumina	Industrial Products & Other	Automotive	Building & Construction	Aerospace	Commercial Transportation
2000	20	26	21	11	11	6	5
2001	22	24	19	11	11	9	4
2002	25	25	15	13	11	7	4
2003	25	24	13	13	10	10	5

Revenues by Segment (billions of US dollars)

	Alumina & Chemicals	Primary Metals	Flat-rolled Products	Engineered Products	Packaging & Consumer	Other	Total
2000	2.1	3.7	5.4	5.5	2.0	4.1	22.8
2001	2.0	3.4	5.0	5.9	2.6	3.7	22.6
2002	1.8	3.2	4.6	5.2	2.8	2.8	20.4
2003	2.0	3.2	4.8	5.6	3.2	2.7	21.5

Please see endnote on page 49 for an explanation on data changes from 2002 reporting.

Revenues by Region (percent)

	North America	Europe	Other Americas	Pacific
2000	69	17	5	9
2001	68	20	5	7
2002	67	21	4	8
2003	64	22	4	10

Countries with Significant Alcoa Participation in the Local Economy

Alcoa has operations in 41 countries (as of December 31, 2003) with varying significance within the context of the overall scale of economic activity in these economies. In two countries in particular — Suriname1 (see case study below) and Jamaica2 — we participate in joint ventures whose operations represent a sizeable component of the national GDP of these countries. We recognize our role and the responsibilities of good corporate citizenship in every one of the countries in which we operate.

[1]	Alcoa has a refinery and two bauxite mines in Suriname that are owned 45% by BHP Billiton and 55% by Suriname Aluminum Company L.L.C. [part of the Alcoa World Alumina and Chemicals (AWAC) group of companies and therefore owned 60% by Alcoa and 40% by Alumina Ltd.]. The Suriname Aluminum Company L.L.C also owns a hydro-electric dam.

[2]	Alcoa has a refinery and bauxite mine in Jamaica, which are owned 50% by Clarendon Alumina Production, Ltd. (a wholly owned subsidiary of the Government of Jamaica) and 50% by Alcoa Minerals of Jamaica L.L.C. (part of the AWAC group of companies).

Alcoa in Suriname

Alcoa strengthens local and national economies through well-paying jobs, taxes paid, and local purchases. This presence also often results in infrastructure improvements, community contributions, health care advances, and educational opportunities — all key to sustainable development.

A good example is Suriname Aluminum Company (Suralco). In 2002, Suralco accounted for roughly 15% of Suriname’s gross domestic product — more if multiplier effects are taken into account. The company employed 1,188 full-time equivalent employees, and payroll totaled nearly US$22 million. Suralco also provided more than US$13 million in pension payments to former employees. Other economic contributions included US$21 million spent for roughly 520 contractors, miscellaneous supplies from local vendors, and medical specialists. The company also bought about US$55 million in oil from the State Oil Company and paid nearly US$20 million in taxes. In addition, Suralco produces about 75 megawatts of electricity for the Suriname government — roughly 75% of the electricity needs of the country’s capital city of Paramaribo.

But Alcoa’s involvement went further. Suralco provided approximately US$276,000 in scholarships for children of its employees. Alcoa Foundation also provided nearly US$200,000 in grants for improvement projects in education, the environment, and health services. Alcoa grants were also used to promote entrepreneurship among the indigenous Amerinds and semi-indigenous Maroon populations.

Suralco makes these contributions to the Suriname economy while living Alcoa’s Values. In 2003, Suralco’s refinery earned the International Aluminum Institute’s “Best Safety Performance in the World” award. Its Moengo mining operation was also recognized as among the four best safety performers in the bauxite and alumina industry category.

In 2003, Alcoa announced a US$65 million, 250,000-metric-ton expansion to its Paranam alumina refinery in Suriname. This expansion, which will increase capacity by approximately 12%, is expected to be completed by mid-2005. Alcoa continues to explore additional development opportunities in the country.

SUPPLIER RELATIONSHIPS

We spent US$18.6 billion in operating costs (cost of goods sold; selling, general administrative, and other expenses; and research and development expenses) in 2003. While a sizeable proportion of this total is in metal purchases, energy, and employee salaries and benefits, we also spend significant amounts on other goods and services.

While no one supplier represents more than 10% of the dollar value of total goods and services we purchased in 2003, we have procurement relationships with a wide range of suppliers in many countries. Working closely with these suppliers helps us in developing the highest quality, cost-effective products for our customers.

Our relationship and conduct with our suppliers is guided by the principles outlined in our Guide to Business Conduct. We expect our suppliers to support our values, and supplier audits are conducted, as deemed necessary, by Alcoa operating businesses.

Suppliers are also required to follow our environmental and safety requirement when at one of our sites, and all suppliers are required to follow our equal opportunity requirements and expectations.

These requirements are specified in our standard purchase order terms and conditions as well as the standard Alcoa construction contract. Further details can be found on our Supplier Connection on alcoa.com.

Supplier diversity standards are in development and are scheduled to be completed and deployed within 12 months.

PUBLIC COMMITMENT

In addition to our extensive community engagement (see page 36), we make tax payments to governments in all the countries in which we operate. In 2003, we paid income taxes of US$303 million. This excludes the numerous other taxes, such as royalties, sales taxes, excise duties, levies, and local taxes, that we paid in those countries.

Endnote

Alcoa’s financial statements in both 2003 and 2002 were significantly impacted by activities relating to the planned divestiture of a number of Alcoa’s businesses. During the fourth quarter of 2002, Alcoa performed a portfolio review of its businesses and the markets they serve. As a result of this review, Alcoa committed to a plan to divest certain non-core businesses that did not meet internal growth and return measures. In accordance with the accounting requirements, these businesses were classified as either discontinued operations or assets held for sale. During 2003, there were a number of changes to these classifications of businesses that were to be divested. These changes in classification have necessitated a reclassification of certain amounts in the economic section of the 2003 Sustainability Report to conform to the 2003 financial presentation. For details on Alcoa’s accounting policies and the classification of discontinued operations and assets held for sale, please refer to Notes A and B of the Consolidated Financial Statements in the 2003 Annual Report.

Awards and Recognition

INTERNAL AWARDS AND RECOGNITION

Global Leadership Awards

The Global Leadership Awards were initiated in 1999 as a way to recognize Alcoa businesses for outstanding results in support of Alcoa’s values and major initiatives. The awards are linked to our business strategy, and there are defined criteria for each award. The following awards were given in January 2004 for exceptional performance in the year 2003.

Chairman’s Award	Alcoa Primary Metals

Best Deployment of Alcoa Business System	Alcoa Home Exteriors

Best Customer Excellence	Alcoa Closure Systems International

Best Marketing Excellence	Alcoa Latin America Primary Products

Best People Excellence	Alcoa Fujikura Limited — Automotive

Best Resource Unit Excellence	Global Business Services Procurement

Best Community Engagement	Alcoa Rigid Packaging

Best Rapid Technology Deployment	Alcoa World Alumina

Best Process Quality Excellence	Alcoa Closure Systems International

Best Large Business Unit Financial Performance	Alcoa Fujikura Limited — Automotive

Best Small Business Unit Financial Performance	Alcoa Europe Building and Construction Systems

Best Environment, Health, and Safety Performance	Alcoa World Alumina Atlantic

Best Improved Environment, Health, and Safety Performance	Alcoa Rigid Packaging

Best Overall Audit Performance	Alcoa Materials Management

EHS Achievement Awards

EHS Achievement Awards are earned by business units, locations, teams, or individuals. They are based on submitted nominations and selected by a jury of experts.

Casthouse Mechanical Craftsmen Project	Alcoa/Aluminerie de Becancour Inc. — Canada

Packing Automation	Cressona, Pennsylvania — USA

The Alcoa Schools Safety Initiative	Pinjarra — Australia

Ergonomics in Howmet Castings: EHS Challenge — EHS Success/Manufacturing Challenge — Manufacturing Success	All Howmet Locations

Safety Kaizen Events to Reduce Injuries	Howmet Castings

Improved Safety Performance	Portovesme — Italy

Tennessee Primary Metals and Potroom Safety Improvement	Tennessee Operations — USA

Injury Reduction in Alcoa Automotive	Alcoa Automotive

Health Promotion/Employee Assistance Program	Alcoa-Köfém KFT — Hungary

EHS Achievement Awards (continued)

Instituting Worker Health Protection . . . More Effectively, More Quickly and at Lower Cost	All Howmet Locations

Smokers’ Support Program at Cenesp	Sao Paulo Office — Brazil

Waste Elimination Through Ultrafiltration	Sidney, Ohio — USA

Pollution Prevention Plan/Program	Hampton Howmet Casting — USA

Minimizing Our Footprint	Lafayette, Indiana — USA

Waste Minimization Strategy:
Improving Business Sustainability	Alumar Sao Luis — Brazil

Itapissuma’s Voluntary Reduction of Solid Waste Footprint	Itapissuma — Brazil

Anode Effects Greenhouse Gas Reduction	Aluminerie de Becancour Inc. — Canada

Quantum Leap in E-awareness	Harderwijk — The Netherlands

Tubarao Waste Helps Reduce Environmental Problem in
Santa Catarina State	Tubarao — Brazil

Dynamic Rainwater Management	Deschambault Smelter Plant — Canada

Chrome Free Aluminum Surface Treatment Technology	Warrick Operations — USA

Environmental Awareness Promotion Program at
Primary Schools	Alcoa-Köfém KFT — Hungary

Environmental Education in the Southwest Resource Kit	Portland — Australia

Bus Bar Retrofit	Portland — Australia

Soda Waste Minimization Through Keeping Dies
With Aluminum	Noblejas — Spain

Preheat Furnace Energy Efficiency Improvement	Warrick Operations — USA

Hot Dross Processing	Tennessee Operations — USA

Alcoa Energy Efficiency Network	Knoxville — USA

Alcoa Corporate Technology Awards

The Alcoa Corporate Technology Awards honor the company’s finest scientists and engineers for creativity, teamwork, leadership, and persistence in the conception, development, and application of science and technology across our global operations. Our deep capabilities in research, development, and applied engineering are some of the key ways we deliver solutions to our customers.

The awards acknowledge individual and team contributions, and the 2003 recipients are the following:

•	The Francis C. Frary Award for a lifetime of outstanding individual contributions to Alcoa science and technology — Dr. G. Keith Turnbull, retired executive vice president, Alcoa Business System, Pittsburgh, Pennsylvania (USA).

•	The Alcoa Chairman’s Award for significant individual contributions to innovation, development and implementation of materials processing and systems technologies — Dr. Dhruba J. Chakrabarti, senior technical specialist, Alcoa Technical Center, Alcoa Center, Pennsylvania (USA); and Dr. Gerald I. D. Roach, technical manager, extraction technology, Alcoa World Alumina, Kwinana, Western Australia.

•	The I.W. “Chief” Wilson Award for outstanding leadership in the management of science and technology throughout Alcoa — Robert C. Pahl, director of application engineering and process development, Alcoa Extruded Products — Aerospace, Lafayette, Indiana (USA); and Jerry L. Roddy, director of technology, Primary Metals, Knoxville, Tennessee (USA).

•	The Arthur Vining Davis Award for outstanding team achievement in Alcoa science and technology — The Dura-Bright® Surface Treatment Team, Alcoa Wheel and Forged Products, Cleveland, Ohio (USA); and The Release™ Non-Stick Aluminum Foil Team, Alcoa Consumer Products, Richmond, Virginia (USA).

Corporate Audit Awards

These awards recognize Alcoa businesses that demonstrate the best process controls as evidenced by 2003 audits, as well as those locations and/or business units (BUs) that have achieved significant process improvement over their last audit results.

Group BU Audit Performance
Financial & Business Processes	Primary Products
Information Technology
Environment, Health & Safety

BU Audit Performance
Financial & Business Processes	Alcoa Materials Management
Information Technology	Global Business Services (GBS)

Most Improved BU
Environmental, Health & Safety	Southern Graphic Systems

Most Improved Location
Environmental, Health & Safety	Alcoa Trasformizioni Srl. — Fusina, Italy
Alcoa Australia Rolled Products — Yennora

Certificates of Audit Excellence
Financial & Business Processes	Alcoa Materials Management
Australia Treasury
GBS Procurement — IT and Services
GBS Procurement — Solutions and Leveraged Buy

Environmental, Health & Safety	Aluminerie de Deschambault
Alcoa Aluminio Poços de Caldas

Environment	Mt. Holly — South Carolina, USA

First-time Audit Achievement
For successful integration of new	Alcoa KAMA
locations with a 100% pass rate	Alcoa Flexible Packaging
for first-time audits.

EXTERNAL AWARDS AND RECOGNITION

The following is a partial listing of the awards and recognition Alcoa earned from external organizations in 2003.

Integrated

Dow Jones Sustainability Index	Alcoa

Most Admired Companies — Fortune Magazine	Alcoa (first in metals category)

Environmental, Health, and Safety

Australia

Prime Minister’s Award for Excellence in Community	Alcoa World Alumina Australia and
Business Partnerships	Greening Australia

Model Project Award — Society for Ecological
Restoration International	Alcoa World Alumina Australia

MINEX Safety and Health Excellence Award —	Western Australia Mining —
Minerals Council of Australia	Alcoa World Alumina Australia

Alcoa Earns Australian Prime Minister’s Award

A 21-year partnership between Alcoa World Alumina Australia and Greening Australia to protect and restore the health, diversity, and productivity of the country’s unique landscape earned a 2003 Prime Minister’s Award for Excellence in Community Business Partnerships.

“Alcoa has made an unprecedented contribution to rural and regional Australia through their support of Greening Australia and the landcare movement,” said Carl Binning, chief executive officer of Greening Australia. “It’s imperative that we partner with the business sector, government, and community to address the extensive environmental issues we face in Australia.”

The partnership has contributed in a practical way to repair the Australian landscape. The Alcoa Revegetation Assistance program in Victoria, which gives farmers and landcare groups access to direct-seeding machinery and equipment, has resulted in the establishment of more than 700 Alcoa landcare sites, the planting of around 10 million trees and shrubs, and the effective treatment of thousands of hectares of degraded land.

Grow Us a Home, a 10-year environmental education program in Perth and Peel, is estimated to have raised the level of environmental awareness of 40,000 people through the involvement of teachers, parents, and students. The Alcoa Portland seedbank collects and stores seeds from indigenous plants for use in revegetation projects and provides advice and technical knowledge to support direct-seeding activities. Alcoa has also helped provide practical knowledge transfer by supporting publications and resources for landholders and rural and urban audiences.

“Our partnership with Alcoa is enduring, changing to suit today’s needs and is a fine example of how collaboration can result in excellent outcomes for all,” said Binning.

The partnership is part of Alcoa’s National Landcare Program, which has injected US$14.8 million into landscape restoration, education, and knowledge sharing across Australia over the past 15 years.

Environmental, Health, and Safety (continued)

Canada
Waste Minimization Performance Attestation — Recyc-Québec	Aluminerie de Becancour and Aluminerie Deschambault

Phénix de l’environnement Award for Know-how in Sustainable Development (Use of processes/technologies)	Aluminerie de Bécancour Inc., Quebec

Europe

Quality and Environment Award — Toledo Chamber of Commerce	Alcoa Transformacion S.A. — Noblejas, Spain

Japan

Special Excellence Prize for Safety — Japan Aluminum Association	KAAL Japan

South America

Annual Safety Contest Performance Prize — Brazilian Association for Accident Prevention	AFL do Brasil Ltda.

D. Pedro II Merit Medal — Minas Gerais Military General Fire Fighters Command	Alcoa Aluminio — Poços de Caldas, Brazil

Best Safety Performance in the World — International Aluminum Institute	Suralco Refinery, Suriname

United States

Business of the Year — Evansville Operation City Beautiful	Alcoa Warrick Operations, Indiana

John Biasini Environmental Excellence Award for Energy/Renewable Resources — Metropolitan Evansville Chamber of Commerce	Alcoa Warrick Operations, Indiana

John Biasini Environmental Excellence Award for Land Use — Metropolitan Evansville Chamber of Commerce	Alcoa Warrick Operations, Indiana

Governor’s Award for Environmental Excellence — Virginia Manufacturing Association and the Commonwealth of Virginia	Howmet Castings — Hampton, Virginia

Pretreatment Award — Kentucky-Tennessee Water Environment Association	Tennessee Operations

Return on Environment™ Partnership Award — GE Betz	Alcoa Mill Products — Lancaster, Pennsylvania

Pollution Prevention P2 Award — Hampton Roads Sanitation District (Commonwealth of Virginia)	Howmet Castings — Hampton, Virginia

Environmental, Health, and Safety (continued)

United States

Award of Excellence in Recognition of Exceptional Workplace Safety in 2002 — Georgia Department of Labor	Alcoa Cladding Systems — Eastman, Georgia

Environmental Stewardship Award — Bio Diesel Promotion Board and the Iowa Soybean Promotion Board	Alcoa Davenport, Iowa

A Star Among Stars Award — U.S. Occupational Safety & Health Administration	Rockdale Power Plant, Texas

Palmetto Safety Excellence Award — South Carolina Occupational Safety Council	Alcoa Fujikura Ltd. Telecommunications — Ridgeview, South Carolina

South Carolina Safety Certificate — South Carolina Occupational Safety Council	Alcoa Fujikura Ltd. Telecommunications — Hillside, South Carolina

Safety Achievement Award — Metro Indianapolis Coalition for Construction Safety	Lafayette Operations, Indiana

Social

Good Corporate Citizenship and Social Responsibility Award — Figyelö Magazine	Alcoa-Köfem, Hungary

2002 Award for Social Commitment and Employment Creation — Province of Lugo Business Federation	Alcoa San Ciprián — Brazil

Voluntarios das Gerais — State of Minas Gerais FIEMG and SESI Minas	AFL Brazil

Paul Harris Fellow Commendation — Rotary Club Itajuba-Oeste	AFL Brazil

2002 Wisconsin Manufacturer of the Year Community Commitment Grand Award — Wisconsin Manufacturers and Commerce	Alcoa Wheel and Forged Products — Beloit, Wisconsin (USA)

Economic

Best New Non-food Specialty Item — Kosherfest New Product Competition	Alcoa Consumer Products (Reynolds Wrap® Release® Non-Stick Aluminum Foil)

2003 IIASA-Shiba Award — International Institute for Applied System Analysis	Alcoa Wheel & Forged Products, Hungary

2003 Visionary Award — Smart Business Network and Anthem Blue Cross and Blue Shield of Ohio	Alcoa Wheel and Forged Products

Silver Packaging Award — Dupont Packing Awards	Alcoa Flexible Packaging (Sure-Peel™ Cohesive Lidding)

Economic (continued)

R&D 100 Award — R&D Magazine	AFL Telecommunications

2003 Category Colonel Award — PLBuyer Magazine	Reynolds Consumer Products and Presto Products

2002 Most Valuable Product Award — RoadStar Magazine	Alcoa Wheel and Forged Products (Dura-Bright® Wheels)

Volkswagen Group Award — Volkswagen of Mexico	AFL Automotive

Top 50 Supplier — Automotive Industries Magazine Quest for Excellence Survey	Alcoa

Preferred Supplier Award — PACCAR	AFL Automotive

Best Product Development Team Stevie Award — American Business Awards	Alcoa Consumer Products (Reynolds Wrap® Release® Non-Stick Aluminum Foil)

2002 President’s Awards — Subaru	AFL Automotive

Nifty Fifty Award — Heavy Duty Trucking Magazine	Alcoa Wheel and Forged Products (Dura-Bright® Wheels)

2003 Carnegie Science Center Award for Excellence in the Advanced Manufacturing and Materials Category	Dr. Ming Li, Alcoa Technical Center

Top 10 of 1,200 World Brands — Harris Interactive® Quality Survey	Alcoa Consumer Products (Reynolds Wrap® Aluminum Foil)

Case Studies

The following case studies, which can be found throughout the 2003 Sustainability Report, illustrate how Alcoa is acting upon its commitment to sustainable development throughout the world.

Environmental

Ten Million Trees	3
Alumar Ranked Best in World for Health, Safety, Environment, and Community	12
A Personal Look at Community Consultation	14
Helping NGOs Become More Viable and Sustainable	15
Returning Wasteland to Nature	16
The Challenge of Hydropower in Iceland	18
Investments Reduce Process Water Discharge by 96%	19
Alcoa Frog Watch	20
Wetlands Project Engages Community	21
Moving Beyond Current Reduction Targets for Greenhouse Gases	22
Production Up, Emissions Down in Smelter Project	24
Recycling the Previously Unrecyclable	25
Customer Need Drives Brazilian Recycling Solution	26
Alcoa Signs Clean Air Settlement in Texas	27
Earthwatch Expeditions: Partnerships in Conservation	29
Alcoa Earns Australian Prime Minister’s Award	53

Social

Alcoa Women’s Network	28
Achieving Sustainability Through Leadership	30
Lowering Workplace Exposures to Hexavalent Chromium	31
Safety in Suriname	33
Building Stronger Communities in Australia	36
Helping Communities Cope with Emergencies	37
Taking Action — Alcoa’s Worldwide Week of Community Service	39
Addressing Employee, Community Needs During Plant Transitions	46

Economic

Bringing Social Responsibility to the Supply Chain	35
Airbus and Alcoa	42
Boeing and Alcoa	43
Ford and Alcoa	44
China and Alcoa	45
Nestle and Alcoa	47
Alcoa in Suriname	48

GRI Content Index

This index was developed to help interested readers compare the information in Alcoa’s Sustainability Report and Annual Report and on our web-site with the Global Reporting Initiative guidelines. We also draw upon criteria from other organizations to frame our sustainability reporting.

In the last column of the chart, we have indicated what pages the required information can be found in the Sustainability Report and the Annual report as well as the URLs for relevant information on alcoa.com. “Partially reported” indicates that we have provided a portion of the information required. In a number of instances, we’re working toward better data collection to more fully report this information. “Not disclosed” means that this information is either not collected on a global basis or kept confidential for competitive or other reasons. “Not applicable” means that it does not apply to our operations or 2003 reporting.

We have used the abbreviations SR for Sustainability Report, AR for Annual Report, and Web for alcoa.com.

GRI SECTION	DESCRIPTION	LOCATION
Vision and Strategy

1.1	Statement of the organization’s vision and strategy regarding its contribution to sustainable development.	SR page 3

1.2	Statement from the CEO describing key elements of the report.	SR Preface

Profile

2.1	Name of reporting organization.	SR page 6

2.2	Major products and/or services.	SR page 6

2.3	Operational structure of the organization.	Web http://www.alcoa.com/global/en/about_alcoa/listing.asp

2.4	Description of major divisions, operating companies, subsidiaries, and joint ventures.	SR page 6 Web http://www.alcoa.com/global/en/about_alcoa/listing.asp

2.5	Countries in which the organization’s operations are located.	SR page 6

2.6	Nature of ownership	SR page 6

2.7	Nature of markets served.	SR page 6

2.8	Scale of the reporting organization.	SR page 6 (Key Statistics)

SR page 45 (Acquisitions)

AR Inside front cover

2.9	List of stakeholders.	Partially Reported

SR page 14

2.10	Contact person.	SR page 6

2.11	Reporting period.	SR page 6

2.12	Date of most recent previous report.	SR page 6

2.13	Boundaries of report.	SR page 6

2.14	Significant changes since previous report.	SR page 45

GRI SECTION	DESCRIPTION	LOCATION

2.15	Basis for reporting on joint ventures, partially owned subsidiaries, etc.	SR page 6

2.16	Explanation of the nature and effect of any re-statements of information provided in earlier reports.	Provided as footnotes to individual SR charts where data changed.

2.17	Decisions not to apply GRI principles or protocols in the preparation of the report.	SR page 58

2.18	Criteria/definitions used in any accounting for economic, environmental, and social costs and benefits.	Partially Reported SR page 7 AR page 46

2.19	Significant changes from previous years in the measurement methods.	Not Applicable

2.20	Policies and internal practices to enhance and provide assurance about the accuracy, completeness, and reliability that can be placed on the sustainability report.	SR page 7

2.21	Policy and current practice with regard to providing independent assurance for the full report.	SR page 7

2.22	Means by which report users can obtain additional information and reports.	SR page 7

Governance Structure and Management Systems

3.1	Governance structure.	SR page 8

3.2	Percentage of the board of directors that are independent, non-executive.	SR page 9

3.3	Process for determining the expertise board members need to guide the strategic direction of the organization.	Web http://www.alcoa.com/global/en/about_alcoa/ corp_gov/nominating.asp

3.4	Board-level processes for overseeing the organization’s identification and management of economic, environmental, and social risks and opportunities.	Web http://www.alcoa.com/global/en/about_alcoa/ corp_gov/public_issues.asp

3.5	Linkage between executive compensation and achievement of the organization’s financial and non-financial goals.	SR page 11

3.6	Organizational structure and key individuals responsible for oversight, implementation, and audit of economic, environmental, social, and related policies.	SR page 12 (Audit Process) SR page 8 (Structure and Governance) SR page 9 (Public Issues Committee) SR page 10 (Officers)

3.7	Mission and value statements, internally developed codes of conduct or principles, and policies related to economic, environmental, and social performance and the status of implementation.	SR page 4

3.8	Mechanisms for shareholders to provide recommendations or direction to the board of directors.	SR page 13

3.9	Basis for identification and selection of major stakeholders.	SR page 14

GRI SECTION	DESCRIPTION	LOCATION
3.10	Approaches to stakeholder consultation.	Partially Reported

SR page 14
(Stakeholder Consultation)

SR page 7
(Report Profile)

SR page 6
(Report Scope)

SR page 34
(Human Rights)

SR page 53
(Case study: Alcoa Earns Australian Prime Minister’s Award)

3.11	Type of information generated by stakeholder consultations.	Partially Reported

SR page 14
(Stakeholder Consultation Outcomes)

SR page 7
(Report Profile)

3.12	Use of information resulting from stakeholder engagements.	Partially Reported

SR page 14
(Stakeholder Consultation Outcomes)

SR page 7
(Report Profile)

3.13	Explanation of whether and how the precautionary approach or principle is addressed by the organization.	Not Disclosed
Through its extensive management systems, Alcoa advocates a risk-based approach to its operations. At this stage, however, we do not formally address the precautionary principle in our Sustainability Report.

3.14	Externally developed, voluntary economic, environmental, and social charters, sets of principles, or other initiatives to which the organization subscribes or which it endorses.	SR page 15

3.15	Principle memberships in industry and business associations, and/or national/international advocacy organizations.	SR page 15

3.16	Policies and/or systems for managing upstream and downstream impacts.	Partially Reported

SR page 35 (Case study: Bringing Social Responsibility to the Supply Chain)

3.17	Reporting organization’s approach to managing indirect economic, environmental, and social impacts resulting from its activities.	Partially Reported

SR page 48

3.18	Major decisions during the reporting period regarding the location of, or changes in, operations.	SR page 45

3.19	Programs and procedures pertaining to economic, environmental, and social performance.	SR page 15

GRI SECTION	DESCRIPTION	LOCATION

3.20	Status of certification pertaining to economic, environmental, and social management systems.	Partially Reported

SR page 15
(Certification Status)

SR page 6
(Alcoa Metrics System)

GRI Content Index

4.1	Table identifying the location of each element of the GRI report content.	SR page 58

Performance Indicators — Economic

EC1	Net sales.	SR page 47

EC2	Geographic breakdown of markets.	Partially Reported

SR page 48
EC3	Cost of all goods, materials, and services purchased.	Partially Reported

SR page 49
EC4	Percentage of contracts that were paid in accordance with agreed terms, excluding agreed penalty arrangements.	Not Disclosed

Processes for collecting the data on a global level do not exist currently.

EC5	Total payroll and benefits.	Partially Reported

SR page 29

EC6	Distributions to providers of capital.	SR page 43
(Distributions to Shareholders)

SR page 45
(Cash Interest Paid)

EC7	Increase/decrease in retained earnings.	AR page 45

EC8	Total sum of taxes of all types broken down by country.	Partially Reported

SR page 49

EC9	Subsidies received broken down by country or region.	Not Disclosed

While in some instances these data are commercially sensitive, more reporting of subsidies is occurring. Alcoa will keep this issue under review.

EC10	Donations to community, civil society, and other groups broken down in terms of cash and in-kind donations per type of group.	SR page 36

EC11	Supplier breakdown.	SR page 49

Performance Indicators — Environmental

EN1	Total materials use other than water.	Partially Reported

SR page 16

EN2	Percentage of materials used that are wastes from sources external to the reporting organization.	SR page 17

EN3	Direct energy use segmented by primary source.	SR page 17

GRI SECTION	DESCRIPTION	LOCATION

EN4	Indirect energy use.	Partially Reported

SR page 17

EN5	Total water use.	SR page 19

EN6	Location and size of land owned, leased, or managed in biodiversity-rich habitats.	Partially Reported

SR page 20

EN7	Description of the major impacts on biodiversity associated with activities and/or products and services in terrestrial, freshwater, and marine environments.	Partially Reported SR page 19

Web http://www.alcoa.com/global/en/environment/ position_papers/biodiversity.asp

EN8	Greenhouse gas emissions.	SR page 22

EN9	Use and emissions of ozone-depleting substances.	SR page 22

EN10	NOx, SOx and other significant air emissions by type.	SR page 23

EN11	Total amount of waste by type and destination.	Partially Reported

SR page 24

EN12	Significant discharges to water by type.	Partially Reported

SR page 25

EN13	Significant spills of chemicals, oils, and fuels in terms of total number and total volume.	Partially Reported

SR page 27

EN14	Significant environmental impacts of principal products and services.	SR page 25

EN15	Percentage of the weight of products sold that is reclaimable at the end of the products’ useful life and percentage that is actually reclaimed.	Partially Reported SR page 17

EN16	Incidents of and fines for non-compliance.	Partially Reported

SR page 27

EN17	Initiatives to use renewable energy sources and to increase energy efficiency.	SR page 17

EN23	Total amount of land owned, leased, or managed for production activities or extractive use.	SR page 20

EN35	Total environmental expenditures by type.	Partially Reported

SR page 27

Performance Indicators — Social

LA1	Breakdown of workforce.	Partially Reported

SR page 29
(Employees by Region)

SR page 29
(Improving Gender Balance)

GRI SECTION	DESCRIPTION	LOCATION
LA2	Net employment creation and average turnover segmented by region/country.	Not Disclosed

Processes for collecting the data on a global level do not exist currently.

LA3	Percentage of employees represented by independent trade union organizations or other bona fide employee representatives.	Not Disclosed

Processes for collecting the data on a global level do not exist currently.

LA4	Policy and procedures involving information, consultation, and negotiation with employees over changes in the reporting organization’s operations.	Not Disclosed

Development of policy is planned.

LA5	Practices on recording and notification of occupational accidents and diseases, and how they relate to the ILO Code of Practice on Recording and Notification of Occupational Accidents and Diseases.	SR page 32

LA6	Description of formal joint health and safety committees comprising management and worker representatives and proportion of workforce covered by any such committees.	Partially Reported
SR page 32

LA7	Standard injury, lost day, and absentee rates and number of work-related fatalities (including subcontracted workers).	Partially Reported
SR page 34

LA8	Description of policies or programs (for the workplace and beyond) on HIV/AIDS.	SR page 33

LA9	Average hours of training per year per employee by category of employee.	Not Disclosed

Deployment of a new learning management system will help with future collection of the data. There is a wide array of training available to Alcoa employees. That training includes health and safety, Alcoa Business System, diversity, and leadership training.

SR page 30 (Case study: Achieving Sustainability Through Leadership)

LA10	Description of equal opportunity policies or programs, as well as monitoring systems to ensure compliance and results of monitoring.	Partially Reported
SR page 28

LA11	Composition of senior management and corporate governance bodies.	Partially Reported

SR page 9 (Board Committees)

SR page 10 (Officers)

HR1	Description of policies, guidelines, corporate structure, and procedures to deal with all aspects of human rights relevant to operations.	Partially Reported

SR page 34

HR2	Evidence of consideration of human rights impacts as part of investment and procurement decisions.	Partially Reported

Web http://www.alcoa.com/global/en/about_alcoa/ human_rights.asp

HR3	Description of policies and procedures to evaluate and address human rights performance with the supply chain and contractors.	Partially Reported

SR page 35

GRI SECTION	DESCRIPTION	LOCATION
HR4	Description of global policy and procedures/programs preventing all forms of discrimination in operations.	Partially Reported
SR page 34

HR5	Description of freedom of association policy and extent to which this policy is universally applied independent of local laws, as well as description of procedures/programs to address this issue.	Partially Reported
SR page 35

HR6	Description of policy excluding child labor as defined by ILO Convention 138 and extent to which this policy is visibly stated and applied, as well as description of procedures/programs to address this issue.	Partially Reported
SR page 34

HR7	Description of policy to prevent forced and compulsory labor and extent to which this policy is visibly stated and applied, as well as description of procedures/programs to address this issue.	Partially Reported
SR page 34

HR12	Description of policies, guidelines, and procedures to address the needs of indigenous people.	Partially Reported

SR page 35 (Relationships with Indigenous People)

SR page 28 (Equal Opportunity Statement)

SR page 28 (Diversity)

SO1	Description of policy to manage impacts on communities in areas affected by activities, as well as description of procedures/ programs to address this issue.	Partially Reported
SR page 46 (Case study: Addressing Employee, Community Needs During Plant Transitions)

SO2	Description of the policy, procedures/management systems, and compliance mechanisms for organizations and employees addressing bribery and corruption.	Partially Reported
SR page 40 (Bribery and Corruption)

SR page 4 (Vision, Values, and Principles)

SR page 13 (Ethics and Compliance Program)

SO3	Description of policy, procedures/management systems, and compliance mechanisms for managing political lobbying and contributions.	SR page 41

SO4	Awards received relevant to social, ethical, and environmental performance.	SR page 50

PR1	Description of policy for preserving customer health and safety during use of products and services, and extent to which this policy is visibly stated and	Partially Reported
	applied, as well as description of procedures/programs to address this issue.	SR page 41

PR2	Description of policy, procedures/management systems, and compliance mechanisms related to product information and labeling.	Partially Reported

SR page 41

PR3	Description of policy, procedures/management systems, and compliance mechanisms for consumer privacy.	Partially Reported

SR page 41

Some GRI descriptions are edited for length. Reprinted with permission of the Global Reporting Initiative. For the complete Sustainability Reporting Guidelines, please visit www.globalreporting.org.

Detach and Return

Feedback

Thank you for reading Alcoa’s Sustainability Report. We believe that it is an important way to provide information to a broad spectrum of stakeholders. The report is intended to provide a clear view of what we do. If we can do this job better for you, we would like to hear your suggestions for improvements.

Please help us by rating our report on a scale of 1 (poor) to 10 (excellent).

1.	How would you rate the report’s structure in terms of finding information?

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2.	How useful is the report to assess where Alcoa has made progress and where the company has more work to do in the areas of:

Corporate Governance	☐ 1 ☐ 2 ☐ 3 ☐ 4 ☐ 5 ☐ 6 ☐ 7 ☐ 8 ☐ 9 ☐ 10

Environmental Progress	☐ 1 ☐ 2 ☐ 3 ☐ 4 ☐ 5 ☐ 6 ☐ 7 ☐ 8 ☐ 9 ☐ 10

Social Progress	☐ 1 ☐ 2 ☐ 3 ☐ 4 ☐ 5 ☐ 6 ☐ 7 ☐ 8 ☐ 9 ☐ 10

Financial Performance	☐ 1 ☐ 2 ☐ 3 ☐ 4 ☐ 5 ☐ 6 ☐ 7 ☐ 8 ☐ 9 ☐ 10

3.	a) Compared to other sustainability reports, how do you rate the Alcoa Sustainability Report?

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b) Which company’s sustainability report did you like best?

c) Why?

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4.	Rate the usefulness of the case studies in adding value to the information and data on Alcoa’s programs.

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5.	a) What did you like best about the Alcoa report?

b)	The report could be improved by:

6.	Please specify your relationship to Alcoa:

☐ Employed by Alcoa	☐ Member of a non-governmental organization (NGO)

☐ Shareholder	☐ Member of a community where Alcoa has a presence

☐ Customer	☐ Other, please specify

☐ Supplier

7.	Where are you from?

☐ Africa	☐ Latin America

☐ Australia	☐ North America

☐ Europe

Thank you for your feedback!

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